Exhibit 2.1

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made as of the 23rd day of April, 2012 (the “Effective Date”) by and among Trade Street Property Fund I, LP, a Delaware limited partnership (“Trade Street Fund”), Trade Street Capital, LLC, a Florida limited liability company (“Trade Street Capital”), Feldman Mall Properties, Inc., a Maryland corporation (the “Acquirer”), Feldman Equities Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and BCOM Real Estate Fund, LLC, a Delaware limited liability company (“BREF”).

RECITALS

A. Acquirer has elected to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and has historically acquired, owned, invested in, leased and operated various commercial properties through the Operating Partnership;

B. Trade Street Fund, directly or indirectly, owns all or a portion of the outstanding membership interests in each of the entities as described on Schedule A of the Trade Street Disclosure Schedule (as hereinafter defined) attached hereto and made a part hereof (collectively, the “Companies”) (such membership interests owned by Trade Street Fund, directly or indirectly, are herein collectively referred to as the “Contributed Apartment Assets”);

C. The Companies, directly or indirectly, own the properties described on Schedule B of the Trade Street Disclosure Schedule attached hereto and made a part hereof (each, a “Property” and collectively, the “Properties”);

D. Trade Street Capital or Trade Street Adviser GP, Inc. (“Trade Street Adviser”) and Michael and Heidi Baumann (collectively, the “Baumanns” and together with Trade Street Capital and BCOM, the “COB Owners”) own and operate the entities described on Schedule C of the Trade Street Disclosure Schedule attached hereto and made a part hereof (each, a “Contributed Operating Business” and collectively the “Contributed Operating Businesses”), such ownership which is described in paragraph 3.2(a) of the Trade Street Disclosure Schedule;

E. BREF, directly or indirectly, owns all or a portion of the outstanding equity interests in each of the entities described on Schedule A of the BREF Disclosure Schedule (as hereinafter defined) attached hereto and made a part hereof (collectively, the “Development Companies”) (such equity interests owned by BREF, directly or indirectly, are herein collectively referred to as the “Contributed Development Assets”);

F. The Development Companies, directly or indirectly, own certain properties that are either currently under development or in predevelopment, but have not yet been placed in service, and are described on Schedule B of the BREF Disclosure Schedule attached hereto and made a part hereof (the “Development Properties”);

G. BREF indirectly owns all of the outstanding membership interest in the entity described on Schedule C of the BREF Disclosure Schedule attached hereto and made a part hereof (the “BREF Apartment Company” and, together with the Development Companies, the

“BREF Companies”) (such membership interest indirectly owned by BREF is referred to as the “BREF Contributed Apartment Asset” and, together with the Contributed Development Assets, the “BREF Contributed Assets”) (the BREF Contributed Assets, together with the Contributed Apartment Assets and the Contributed Operating Businesses, are hereinafter referred to as the “Contributed Assets”);

H. The BREF Apartment Company owns the property described on Schedule C of the BREF Disclosure Schedule attached hereto and made a part hereof (the “BREF Apartment Property” and, together with the Development Properties, the “BREF Properties”);

I. Trade Street Fund and BREF desire to contribute the Contributed Apartment Assets and the BREF Contributed Assets, respectively, and the COB Owners desire to contribute the Contributed Operating Businesses, to a newly-formed Delaware limited partnership to be called “Trade Street Operating Partnership, LP” that will be formed and wholly owned for federal income tax purposes by Acquirer immediately prior to Closing (the “New Operating Partnership”), and Acquirer desires to form the New Operating Partnership and cause the New Operating Partnership to acquire the Contributed Apartment Assets from Trade Street Fund, the BREF Contributed Assets from BREF and the Contributed Operating Businesses from the COB Owners, all on the terms and conditions hereinafter set forth;

J. Except as with respect to the Post Oak Property (as defined below), where Trade Street Fund or BREF does not own all of the outstanding membership interests of a Company or a BREF Company, respectively, the remaining membership interests are owned by an unaffiliated entity, which unaffiliated entity may, but is not required to, enter into a separate contribution agreement with Acquirer transferring to the New Operating Partnership the remaining membership interests in the Company or BREF Company in question; provided, however, that should the unaffiliated entity not enter into a separate contribution agreement with Acquirer, it shall provide a written consent to Trade Street Fund’s or BREF’s, or their respective subsidiary’s, as appropriate, assignment of its membership interest in the particular Company or BREF Company pursuant to this Agreement (a “Member’s Consent”);

K. The outstanding membership interests of Post Oak JV, LLC, one of the Companies, which Company owns the Property known as Post Oak (the “Post Oak Property”), not owned by Trade Street Fund are owned by Post Oak Partners, LLC (the “Post Oak JV Partner”), and the Post Oak JV Partner desires to transfer its membership interest in Post Oak JV, LLC (the “Post Oak JV Contributed Asset”) to the New Operating Partnership in accordance with the terms and conditions set forth herein;

L. BREF holds a certain promissory note from Trade Street Fund payable to the order of BREF with an outstanding principal amount of $636,250.00 (the “Promissory Note”), which Promissory Note BREF desires to contribute to the New Operating Partnership, and Acquirer desires to cause the New Operating Partnership to accept from BREF, on the terms and conditions set forth herein; and

M. At the Closing, Acquirer shall, on the terms and subject to the conditions described herein, issue to its stockholders and to the holders of units of limited partnership interests in the Operating Partnership, including OP Units and PI Units (collectively, the “FMP

Units”) (other than Acquirer or its Affiliates (as herein defined)) of record as of the close of business on the day immediately prior to such Closing, warrants, substantially in the form as Exhibit A (the “Warrants”), to purchase, at an exercise price of $0.144 per share, 1.37 shares of common stock, $0.01 par value, of Acquirer (the “Common Stock”) for each share of Common Stock or FMP Unit held by such holder as of the record date.

AGREEMENT

NOW, THEREFORE, for and in consideration of the contribution of the Contributed Apartment Assets by Trade Street Fund, the contribution of the BREF Contributed Assets by BREF, the contribution of the Contributed Operating Businesses by the COB Owners, the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE CONTRIBUTION

1.1 Contribution of Contributed Apartment Assets and Post Oak JV Contributed Asset. At the Closing (as defined below), Trade Street Fund or its subsidiary, as applicable, and the Post Oak JV Partner shall contribute and transfer the Contributed Apartment Assets and the Post Oak JV Contributed Asset, respectively, to the New Operating Partnership, and Acquirer shall cause the New Operating Partnership to accept transfer of the Contributed Apartment Assets and the Post Oak JV Contributed Asset, pursuant to the terms and subject to the conditions set forth in this Agreement. Except as otherwise set forth herein, the Contributed Apartment Assets and the Post Oak JV Contributed Asset shall be transferred to the New Operating Partnership free and clear of all Liens, security interests, voting agreements, prior assignments or conveyances, or claims, and only after receipt or lawful waiver of all Required Consents (as defined below) and Member’s Consents.

1.2 Contribution of Contributed Operating Businesses. At the Closing, the COB Owners shall contribute and transfer the Contributed Operating Businesses to the New Operating Partnership, and Acquirer shall cause the New Operating Partnership to accept transfer of the Contributed Operating Businesses, pursuant to the terms and subject to the conditions set forth in this Agreement. Except as otherwise set forth herein, the Contributed Operating Businesses shall be transferred to the New Operating Partnership free and clear of all Liens, security interests, voting agreements, prior assignments or conveyances, or claims, and only after receipt or lawful waiver of all Required Consents (as defined below). The contracts, agreements, and other materials underlying each Contributed Operating Business are described on Schedule D of the Trade Street Disclosure Schedule attached hereto and made a part hereof (each a “Contributed Operating Business Contract” and collectively the “Contributed Operating Business Contracts”).

1.3 Contribution of BREF Contributed Assets and Promissory Note. At the Closing, BREF or its subsidiary, as applicable, shall contribute and transfer the BREF Contributed Assets and the Promissory Note to the New Operating Partnership, and Acquirer shall cause the New Operating Partnership to accept transfer of the BREF Contributed Assets and the Promissory Note, pursuant to the terms and subject to the conditions set forth in this Agreement. Except as otherwise set forth herein, the BREF Contributed Assets shall be transferred to the New Operating Partnership free and clear of all Liens, security interests, voting agreements, prior assignments or conveyances, or claims, and only after receipt or lawful waiver of all Required Consents (as defined below) and Member’s Consents.

1.4 Consideration.

(a) In consideration for the Contributed Apartment Assets except for the Post Oak Property, Acquirer shall issue and cause the New Operating Partnership to deliver to Trade Street Fund, pursuant to the terms and subject to the conditions set forth in this Agreement, at Closing that number of shares of Common Stock of Acquirer equal to the equity value of the Contributed Apartment Assets not including the Post Oak Property as set forth on Schedule B of the Trade Street Disclosure Schedule attached hereto and made a part hereof divided by 0.12. With respect to the Post Oak Property, Acquirer shall issue and cause the New Operating Partnership to deliver to Trade Street Fund and the Post Oak JV Partner, in accordance with their membership interests in Post Oak JV, LLC as set forth on Schedule A of the Trade Street Disclosure Schedule attached hereto and made a part hereof that number of shares of Common Stock of Acquirer equal to the equity value of the Post Oak Property as set forth on Schedule B of the Trade Street Disclosure Schedule attached hereto and made a part hereof divided by 0.12. In addition, Acquirer shall cause the New Operating Partnership to satisfy the debt due from Trade Street Fund to BREF by acquiring such obligation from BREF as provided in Section 1.4(d) hereof and then cancelling the debt.

(b) In consideration for the Contributed Operating Businesses, Acquirer shall cause the New Operating Partnership to issue and deliver to the COB Owners, in proportion to their ownership interests in the Contributed Operating Businesses (but excluding TS Manager, LLC), at Closing, pursuant to the terms and subject to the conditions set forth in this Agreement, consideration equal to the equity value of the Contributed Operating Businesses, as set forth on Schedule C of the Trade Street Disclosure Schedule attached hereto and made a part hereof (the “Operating Company Contribution Value”), payable as follows: (1) that number of Common OP Units (as defined in Section 1.4(b)(A) hereof) equal to one-third of the Operating Company Contribution Value divided by 0.12, (2) that number of Class B Preferred OP Units (as defined in Section 1.4(b)(B) hereof) equal to one-third of the Operating Company Contribution Value divided by 100 (which represents a $100 liquidation value per Class B Preferred OP Unit), and (3) that number of Class C Preferred OP Units (as defined in Section 1.4(b)(C) hereof) equal to one-third of the Operating Company Contribution Value divided by 100 (which represents a $100 liquidation value per Class C Preferred OP Unit). The capitalized terms used for purposes of this Section 1.4(b) shall have the following meaning:

(A) “Change of Control” means a merger, acquisition, share exchange, or consolidation that would result in stockholders of Acquirer at the time of such transaction to fail to own at least 51.0% of the outstanding voting equity securities of Acquirer upon consummation of such transaction or a sale of assets of Acquirer that, under state law or the rules of any securities exchange on which the Common Stock is then traded, requires a vote of the stockholders of Acquirer.

(B) “Change of Control Announcement” means a public announcement of the execution of a definitive agreement the consummation of which would result in a Change of Control of Acquirer.

(C) “Common OP Unit” means a fractional share of the partnership interests of all partners of the New Operating Partnership issued in accordance with the terms of the New Operating Partnership Agreement (as defined in Section 2.2(b)(B) hereof), but does not include any Class B Preferred OP Unit, Class C Preferred OP Unit, or any other Partnership Unit (as defined in the New Operating Partnership Agreement) (as defined in Section 2.2(b)(B)) issued pursuant to the New Operating Partnership Agreement as being other than a Common OP Unit. Each Common OP Unit shall be redeemable after the first anniversary of the date of issuance for a cash price equal to the price per share of Common Stock as set forth in the New Operating Partnership Agreement or, at the option of Acquirer, for shares of Common Stock on a one-for-one basis, subject to any stock split or similar transaction occurring after the Closing Date.

(D) “Class B Preferred OP Unit” means a fractional share of the partnership interests of all partners of the New Operating Partnership issued in accordance with the terms of the New Operating Partnership Agreement, but does not include any Common OP Unit, Class C Preferred OP Unit, or any other Partnership Unit (as defined in the New Operating Partnership Agreement) issued pursuant to the New Operating Partnership Agreement as being other than a Class B Preferred OP Unit. The Class B Preferred OP Units shall have a liquidation preference (the “Preferred Unit Liquidation Preference”) equal to $100.00 per unit (the “Preferred OP Liquidation Preference Amount”) plus the accrued PIK Distribution (as defined below) and shall be entitled to an annual cash distribution of 1.5% of the Preferred OP Liquidation Preference Amount (the “Cash Distribution”), payable quarterly, and an additional annual distribution of 3.0% of the Preferred OP Liquidation Preference Amount, which will accrue annually and be added to the Preferred OP Liquidation Preference Amount as of the time of such accrual (the “PIK Distribution”). Unless automatically converted upon a Change of Control Announcement, Tender Offer Announcement (as defined below) or Event of Bankruptcy or Insolvency (as defined below), the Class B Preferred OP Units shall be convertible into Common OP Units on the second anniversary of the date of issuance at a rate equal to the Preferred Unit Liquidation Preference divided by the closing price of the Common Stock on any securities exchange on which the Common Stock is traded (or in the absence of such trading on a securities exchange, the average bid/ask prices as quoted at the end of the trading day in an interdealer market) for the twenty (20) trading days immediately preceding the conversion. Furthermore, upon a Change of Control Announcement, Tender Offer Announcement or Event of Bankruptcy or Insolvency of Acquirer, the Class B Preferred OP Units shall be automatically converted into Common OP Units at a rate equal to the Preferred Unit Liquidation Preference divided by the closing price of the Common Stock on any securities exchange on which the Common Stock is traded (or in the absence of such trading on a securities exchange, the average bid/ask prices as quoted at the end of the trading day in an interdealer market) for the twenty (20) trading days immediately preceding the Change of Control Announcement, Tender Offer Announcement or Event of Bankruptcy or Insolvency, as the case may be, which Common OP Units shall immediately be redeemable in accordance with Section 1.4(b)(C) above. If the Class B Preferred OP Units have not been converted into Common OP Units within one (1) year after first becoming convertible, then the New Operating Partnership may redeem the Class B Preferred OP Units at the Preferred OP Liquidation Preference Amount.

(E) “Class C Preferred OP Unit” means a fractional share of the partnership interests of all partners of the New Operating Partnership issued in accordance with the terms of the New Operating Partnership Agreement, but does not include any Common OP Unit, Class B Preferred OP Unit, or any other Partnership Unit (as defined in the New Operating Partnership Agreement) issued pursuant to the New Operating Partnership Agreement as being other than a Class C Preferred OP Unit. The Class C Preferred OP Units shall have a liquidation preference equal to the Preferred Unit Liquidation Preference and shall be entitled to the annual Cash Distribution, payable quarterly, and an additional annual PIK Distribution. Unless automatically converted upon a Change of Control Announcement, Tender Offer Announcement or Event of Bankruptcy or Insolvency, the Class C Preferred OP Units shall be convertible into Common OP Units on the second anniversary of the date of issuance at a rate equal to the Preferred Unit Liquidation Preference divided by the closing price of the Common Stock on any securities exchange on which the Common Stock is traded (or in the absence of such trading on a securities exchange, the average bid/ask prices as quoted at the end of the trading day in an interdealer market) for the twenty (20) trading days immediately preceding the conversion. Furthermore, upon a Change of Control Announcement, Tender Offer Announcement or Event of Bankruptcy or Insolvency, the Class C Preferred OP Units shall be automatically converted into Common OP Units at a rate equal to the Preferred Unit Liquidation Preference divided by the closing price of the Common Stock on any securities exchange on which the Common Stock is traded (or in the absence of such trading on a securities exchange, the average bid/ask prices as quoted at the end of the trading day in an interdealer market) for the twenty (20) trading days immediately preceding the Change of Control Announcement, Tender Offer Announcement or Event of Bankruptcy or Insolvency, as the case may be, which Common OP Units shall immediately be redeemable in accordance with Section 1.4(b)(C) above. If the Class C Preferred OP Units have not been converted into Common OP Units within one (1) year after first becoming convertible, then the New Operating Partnership may redeem the Class C Preferred OP Units at the Preferred OP Liquidation Preference Amount.

(F) “Event of Bankruptcy or Insolvency” will occur where: (i) Acquirer makes an assignment for the benefit of creditors, (ii) Acquirer voluntarily files a petition under the United States bankruptcy code and rules promulgated thereunder, (iii) Acquirer seeks, consents to or acquiesces in the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets primarily for the benefit of its creditors, (iv) Acquirer commences a proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or (v) a petition of the nature described in subparagraph (iv) above is filed, or any such proceeding is commenced against Acquirer, in which an order for relief is entered or which remains undismissed for a period of more than sixty (60) days from the date of filing or commencement, as applicable.

(G) “Tender Offer Announcement” means a public announcement by a person other than Acquirer or a tender or exchange offer that, if successfully completed, would result in a Change of Control.

(H) The Common OP Units, Class B Preferred OP Units and Class C Preferred OP Units are hereinafter referred to collectively as the “New OP Units.”

(c) In consideration for the BREF Contributed Apartment Asset, Acquirer shall issue and cause the New Operating Partnership to deliver to BREF, pursuant to the terms and subject to the conditions set forth in this Agreement, at Closing that number of shares of Common Stock of Acquirer equal to the equity value of the BREF Contributed Apartment Asset as set forth on Schedule C of the BREF Disclosure Schedule attached hereto and made a part hereof divided by 0.12.

(d) In consideration for the contribution of the Promissory Note, Acquirer shall issue and cause the New Operating Partnership to deliver to BREF, pursuant to the terms and subject to the conditions set forth in this Agreement, at Closing, that number of shares of Common Stock of Acquirer equal to the principal amount of the promissory note outstanding ($636,250.00) divided by 0.12.

(e) In consideration for the Contributed Development Assets, Acquirer shall issue and cause the New Operating Partnership to deliver to BREF, pursuant to the terms and subject to the conditions set forth in this Agreement, at Closing, the aggregate Contributed Equity Value of the Contributed Development Assets, as set forth on Schedule B of the BREF Disclosure Schedule attached hereto and made a part hereof (the “Contributed Equity Value”). In addition, at the time specified in subparagraph (A) below, Acquirer shall issue and cause the New Operating Partnership to deliver to BREF or its successors the aggregate Contingent Equity Payment (as defined below).

(A) As payment for the Contributed Equity Value, Acquirer shall issue and cause the New Operating Partnership to deliver to BREF, pursuant to the terms and subject to the conditions set forth in this Agreement, at Closing: (1) that number of shares of Common Stock of Acquirer equal to 29.0% of the Contributed Equity Value divided by 0.12 (the “Initial Common Stock Payment”), and (2) that number of shares of Class A Preferred Stock (as defined below) equal to 71% of the Contributed Equity Value divided by 100 (which represents the $100 liquidation preference per share of Class A Preferred Stock ) (the “Initial Preferred Stock Payment).

(B) If payable, the Contingent Equity Payment shall be made by the New Operating Partnership upon Stabilization (as defined below) of each Contributed Development Asset, by the issuance and delivery to BREF of that number of shares of Common Stock equal to the Contingent Equity Payment divided by the closing price of the Common Stock on any security exchange on which the Common Stock is traded (or in the absence of such trading on a securities exchange, the average bid/ask prices as quoted at the end of the trading day in an interdealer market) for the twenty (20) trading days immediately preceding the authorization by the Acquirer Board to make the Contingent Equity Payment, as described in Section 1.4(e)(C)(iv) below.

(C) The capitalized terms used in this Section 1.4(e) shall have the following meaning:

(i)	“Adjusted Liquidation Preference” means the lesser of (a) $100.00 or (b) $100.00 times a fraction, the numerator of which shall be the aggregate Stabilized Value (as defined below) of the Contributed Development Assets, minus the sum of (A) the Initial Common Stock Payment and (B) the aggregate Contingent Equity Payment and (C) the amount expended by Acquirer between the Closing Date and the date of Stabilization of the last of the Contributed Development Assets plus the allocated capital charge of eight percent (8%), compounded annually, and the denominator of which shall be the aggregate Initial Preferred Stock Payment.

(ii)	“Base Equity Amount” means with respect to each Contributed Development Asset the sum of (1) the Contributed Equity Value of the Contributed Development Asset, (2) the amount of any debt encumbering the Contributed Development Asset, (3) the amount of any additional equity capital contributed by Acquirer or the New Operating Partnership to the Contributed Development Asset in order to obtain permanent financing of the project, and (4) an amount equal to 8.0% of the additional equity capital referred to in clause (3) above with respect to the Contributed Development Asset, compounded annually.

(iii)

“Class A Preferred Stock” means that series of stock of Acquirer authorized by the Acquirer Board and designated in the Articles Supplementary delivered in accordance with Section 2.2(b)(H) hereof, with each share having the following designations, rights, preferences and limitations (a) a liquidation preference of $100.00 per share (the “Liquidation Preference”), to be payable prior to any payment with respect to the Common Stock upon liquidation of Acquirer, (b) a preferential dividend at a rate of 1.0% of the Liquidation Preference, which will increase by 1.0% on each of the third and fourth anniversaries of the date of issuance, (c) no right to vote, (d) convertible into Common Stock at such time as the last of the Contributed Development Assets has achieved Stabilization (as defined below) or converted automatically upon a Change of Control Announcement, Tender Offer Announcement or Event of Bankruptcy or Insolvency into that number of shares of Common Stock determined by dividing the Adjusted Liquidation Preference by the closing price of the Common Stock on any securities exchange on which the Common Stock is traded (or in the absence of such trading on a securities exchange, the average bid/ask prices as quoted at the end of the trading day in an interdealer market) for the twenty (20) trading days immediately preceding conversion or the Change of Control Announcement, Tender Offer Announcement or Event of Bankruptcy or Insolvency, as applicable, and (e) redeemable at the option of Acquirer on or after the seventh (7th) anniversary of the date of issuance for cash equal to the Liquidation Preference. In the event of an automatic conversion upon a Change of Control Announcement, Tender Offer Announcement or Event of Bankruptcy or Insolvency, the Stabilized Value of the Contributed Development Assets will be recalculated as of the date of the Change of Control Announcement, Tender Offer Announcement or Event of Bankruptcy or Insolvency in the manner described in Section 1.4(e)(C)(viii) below, and such recalculated Stabilized Value shall be used to determine the Adjusted Liquidation Preference for purposes of computing the conversion rate for shares of Class A Preferred Stock into shares of Common Stock.

(iv)	“Contingent Equity Payment” means the amount (if any) by which the Stabilized Value (as defined below) or, in the case of a Disposition, the Disposition Price, of a Contributed Development Asset exceeds the Base Equity Amount of a Contributed Development Asset, as authorized by the Acquirer Board to be paid to the former members of BREF (in proportion to their membership interests in BREF immediately prior to Closing).

(v)	“Disposition” means the sale or other disposition of a Contributed Development Asset.

(vi)	“Disposition Price” means the sale or exchange price of a Contributed Development Asset in a Disposition.

(vii)	“Stabilization” means the time at which a Contributed Development Asset has been placed in service and achieved a ninety percent (90%) physical occupancy.

(viii)

“Stabilized Value” means the value of the Contributed Development Asset upon Stabilization as determined by Acquirer’s board of directors (collectively, the “Acquirer Board”) in good faith based upon appraisals received from three nationally recognized multifamily property appraisers engaged by Acquirer who appraise the Contributed Development Asset. Such appraisals shall consider the stabilized net operating income of the Contributed Development Assets. In determining the Stabilized Value, the Acquirer Board shall consider the appraisals described above, as well as such other factors as the Acquirer Board, in its business judgment, deems relevant.

(D) Upon contribution of the Contributed Development Assets by BREF, and payment of the Contributed Equity Value by Acquirer, Acquirer and the New Operating Partnership will have absolute control over the development, management, operation and/or disposition of the Contributed Development Assets. Neither Acquirer nor the New Operating Partnership shall have any contractual obligation to develop the Contributed Development Assets and shall have the absolute right to sell or hold the Contributed Development Assets as Acquirer, in its business judgment, deems appropriate.

(f) The general partner of Trade Street Fund, namely BSF-TSC GP, LLC (“BSF”) and the managing member of BREF, namely BCOM Investment Manager, LLLP (“BCOM Investment”) shall be entitled to receive promoted interests with respect to the Contributed Development Assets at the time of Stabilization of each such Contributed Development Asset in accordance with the terms set forth in the Trade Street agreement of limited partnership and the BREF operating agreement, respectively, as such agreements exist as of the Closing Date. Any promoted interests paid in accordance with this Section will be deducted from, and not paid in addition to, the Contingent Equity Payment and will be distributed in Common OP Units based upon the closing price of the Common Stock on any security exchange on which the Common Stock is traded (or in the absence of such trading on a securities exchange, the average bid/ask prices as quoted at the end of the trading day in an interdealer market) for the twenty (20) trading days immediately preceding such issuance.

(g) Any certificate evidencing the Issued Shares and/or the New OP Units will bear appropriate legends indicating that the Issued Shares and/or New OP Units have not been registered under the Securities Act of 1933, as amended (“Securities Act”).

1.5 Existing Loans. The Properties are subject to the loans described on Schedule 1.5 of the Trade Street Disclosure Schedule attached hereto and made a part hereof (each, an “Existing Loan” and collectively, the “Existing Loans”). With respect to each Existing Loan, Trade Street Fund has requested the consent of the applicable lender (a “Lender”) to Trade Street Fund’s contribution of the Contributed Apartment Assets to the New Operating Partnership (each a “Trade Street Required Consent”) and has requested that, effective at the time of Closing, Acquirer and the New Operating Partnership will be named as a co-guarantors and key principals under the credit agreement governing each such Existing Loan. Acquirer hereby consents to Acquirer and the New Operating Partnership being named as co-guarantors and key principals under all credit agreements governing each Existing Loans on Contributed Apartment Assets effective only upon the Closing of the transaction described herein. Such consent will expire at such time as this Agreement is terminated without a Closing having occurred.

1.6 Existing BREF Property Loans. The BREF Properties are subject to the loans described on Schedule 1.6 of the BREF Disclosure Schedule attached hereto and made a part hereof (each, an “Existing BREF Loan” and collectively, the “Existing BREF Loans”). With respect to each Existing BREF Loan, BREF has requested the consent of the applicable lender (a “BREF Lender”) to BREF’s contribution of the BREF Contributed Assets to the New Operating Partnership (each a “BREF Required Consent” and together with the Trade Street Required Consent, the “Required Consents”) and has requested that, effective at the time of Closing, Acquirer and the New Operating Partnership will be named as a co-guarantors and key principals under the credit agreement governing each such Existing BREF Loan. Acquirer hereby consents to Acquirer and the New Operating Partnership being named as co-guarantors and key principals under all credit agreements governing each Existing BREF Loans on the BREF Contributed Assets effective only upon the Closing of the transaction described herein. Such consent will expire at such time as this Agreement is terminated without a Closing having occurred.

1.7 Federal Income Tax Consequences to Trade Street Fund, BREF and the COB Owners. It is anticipated that the contribution of the Contributed Apartment Assets by Trade Street Fund, and the contribution of the BREF Contributed Assets by BREF, to the New Operating Partnership will constitute a taxable disposition of property by Trade Street Fund and BREF for federal income tax purposes. It is anticipated that the contribution of the Contributed Operating Businesses by the COB Owners to the New Operating Partnership will constitute a nonrecognition transaction for federal income tax purposes pursuant to Section 721 of the Code.

1.8 Issuance of Warrants. At the Closing, Acquirer shall issue the Warrants to its stockholders and to the holders of FMP Units (other than Acquirer or its Affiliates (as herein defined)) of record as of the close of business on the day immediately prior to such Closing.

ARTICLE II

CLOSING

2.1 Time and Place of Closing. The consummation and closing (the “Closing”) of the transactions contemplated under this Agreement shall take place at the offices of Clifford Chance USA LLP in New York, New York or such other place as is mutually agreeable to the parties, no later than 5:00 p.m. EST on the day following that day on which all conditions to Closing set forth herein shall have been either satisfied or lawfully waived (the “Closing Date”), or as mutually agreed upon by the parties.

2.2 Conditions Precedent to Closing.

(a) Acquirer Conditions. In addition to any other condition set forth in this Agreement, Acquirer’s obligations to consummate the Closing and to cause the New Operating Partnership to consummate the Closing are subject to the timely satisfaction or lawful waiver by Acquirer of each and every one of the conditions and requirements set forth in this Section 2.2(a), all of which shall be conditions precedent to Acquirer’s obligations to consummate the Closing under this Agreement:

(A) Representations and Warranties. The representations and warranties made by Trade Street Fund, BREF and the COB Owners, as applicable, pursuant to this Agreement shall be true and correct in all material respects as of the Closing as though such representations and warranties were made at the Closing.

(B) Performance. Each of Trade Street Fund, BREF and COB Owners, as applicable, shall have performed and complied in all material respects with all agreements and covenants that they are required to perform or comply with pursuant to this Agreement prior to the Closing, including delivery of each of the Trade Street Fund, BREF and the COB Owners, as applicable, closing deliverables set forth in Section 2.3(a) hereof.

(C) Legal Proceedings. Except for the matter as described in paragraph 3.1(g) of the Acquirer Disclosure Schedule, no order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the transactions contemplated by this Agreement, and no litigation or governmental proceeding seeking such an order or seeking damages or other relief in connection with the transactions contemplated by this Agreement shall be pending or threatened.

(D) Consents and Approvals. All Required Consents, Member’s Consents and all other necessary approvals and consents of governmental and private parties (including, without limitation, parties to Material Contracts, lenders and ratings agencies) to effect the transactions contemplated by this Agreement shall have been obtained. Copies of the Required Consents and Member’s Consents shall be delivered to Acquirer not later than three (3) business days prior to the date of Closing.

(E) Reliance on Regulation D. Acquirer and the New Operating Partnership shall, based on the advice of Acquirer’s counsel and the representations made by Trade Street Fund, BREF and the COB Owners, as applicable, in Section 3.2(f) hereof, be reasonably satisfied that the issuance of Issued Shares to Trade Street Fund and BREF and the New OP Units to the COB Owners may be made without registration under the Securities Act in reliance on Regulation D under the Securities Act.

(F) Acquirer Fairness Opinion. Acquirer shall have received the opinion of New Centurion Partners, LLC, dated as of the Effective Date, based upon and subject to such assumptions and qualifications that are set forth therein, to the effect that the consideration deliverable to Acquirer and the New Operating Partnership pursuant to this Agreement is fair from a financial point of view to Acquirer and its stockholders.

(G) Trade Street Fund and Trade Street Capital Legal Opinion. Acquirer shall have received from Bass, Berry & Sims PLC an opinion dated as of the Closing Date and addressed to it, and in such form as is reasonably acceptable to Acquirer and its counsel covering the matters set forth in Exhibit B attached hereto (the “Trade Street Legal Opinion”).

(H) Material Adverse Change. There shall not have occurred between the Effective Date and the Closing Date any change which would have a Material Adverse Effect (as defined below) on the Contributed Assets taken as a whole. It is understood that a Material Adverse Effect shall not occur solely by reason of general economic conditions or economic conditions affecting the real estate market generally.

Any or all of the foregoing conditions may be waived by Acquirer in its sole and absolute discretion.

(b) Trade Street Fund, BREF and Trade Street Capital Conditions. In addition to any other condition set forth in this Agreement, Trade Street Fund’s, BREF’s and Trade Street Capital’s respective obligations to consummate the Closing are subject to the timely satisfaction of each and every one of the conditions and requirements set forth in this Section 2.2(b), all of which shall be conditions precedent to Trade Street Fund’s, BREF’s and Trade Street Capital’s respective obligations to consummate the Closing:

(A) Representations and Warranties. The representations and warranties made by Acquirer and the Operating Partnership pursuant to this Agreement shall be true and correct in all material respects as of the Closing as though such representations and warranties were made at the Closing.

(B) Performance. Each of Acquirer and the Operating Partnership shall have performed and complied in all material respects with all agreements and covenants that they are required to perform or comply with pursuant to this Agreement prior to the Closing, including delivery of each of the Acquirer closing deliverables set forth in Section 2.3(b) hereof. Acquirer shall have duly organized the New Operating Partnership and caused the New Operating Partnership to execute and deliver an Agreement of Limited Partnership (the “New Operating Partnership Agreement”) in a form acceptable to Trade Street Fund and Trade Street Capital in their sole discretion.

(C) Legal Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the transactions contemplated by this Agreement, and no litigation or governmental proceeding seeking such an order or seeking damages or relief in connection with the transactions contemplated by this Agreement shall be pending or threatened.

(D) Voting Agreements. Trade Street Capital shall have received duly executed voting and lock-up agreements in the form attached hereto as Exhibit C for the following stockholders: Ralph E. Lewis, II, Bruce E. Moore, Thomas E. Wirth, John F. Dougherty, Jr., James W. Sight, Paul H. McDowell, G. A. Baker II, Charles Frischer, MFP Funds, Paul J. Denby, and Inland America Real Estate Trust, Inc. The voting and lock-up agreements shall be coterminous with the termination of this Agreement.

(E) Acquirer Legal Opinion. Trade Street Capital, BREF and Trade Street Fund shall have received from Stradley, Ronon, Stevens & Young, LLP an opinion dated as of the Closing Date and addressed to them jointly, and in such form as is reasonably acceptable to Trade Street Capital and its counsel covering the matters set forth in Exhibit D attached hereto (the “Acquirer Legal Opinion”).

(F) REIT Qualification Opinion. Trade Street Fund, BREF and Trade Street Capital shall have received from Clifford Chance USA LLP an opinion, dated as of the Closing Date and addressed to them jointly and in such form reasonably acceptable to Trade Street Capital and its counsel to the effect that, commencing with Acquirer’s taxable year ended December 31, 2008 and through Acquirer’s taxable year ended December 31, 2011, Acquirer has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and Acquirer’s current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code through the Effective Date (the “REIT Qualification Opinion”).

(G) Lender Approval; Consents. Trade Street Fund and BREF shall have received all Required Consents from the Lenders and BREF Lenders, respectively, and Member’s Consents, and Acquirer shall have obtained any other consents of third parties deemed necessary or advisable by Trade Street Fund and BREF.

(H) Acquirer Charter Amendments. Trade Street Capital shall have received evidence of the approval of the Acquirer Board and the filing of (i) articles supplementary with the Maryland Department of Assessments & Taxation creating the Class A Preferred Stock, having the rights and preferences described in Section 1.4(e)(C)(iii) hereof (the “Articles Supplementary”); and (ii) articles of amendment to Acquirer’s articles of amendment and restatement with the Maryland Department of Assessments & Taxation (Y) amending Section 5.1 of Acquirer’s articles of amendment and restatement to authorize the issuance of 1,000,000,000 shares of stock, $0.01 par value per share and (Y) changing the name of Acquirer to “Trade Street Residential, Inc.” (the “Articles Amendment” and, together with the Articles Supplementary, the “Charter Amendments”).

(I) Material Adverse Change. There shall not have occurred between the Effective Date and the Closing Date any change which would have a Material Adverse Effect (as defined below) on any of the assets, business, financial condition or results of operation of Acquirer, the Operating Partnership and their Subsidiaries (as defined below), taken as a whole. It is understood that a Material Adverse Effect shall not occur solely by reason of general economic conditions or economic conditions affecting the real estate market generally.

Any or all of the foregoing conditions may be waived by Trade Street Capital (on its own behalf and on behalf of Trade Street Fund and BREF) in its sole and absolute discretion.

2.3 Closing Deliveries.

(a) Trade Street Fund’s, BREF’s and Trade Street Capital’s Deliveries. At the Closing, Trade Street Fund, BREF and Trade Street Capital, as applicable, shall deliver the following to Acquirer and the New Operating Partnership, as applicable, in addition to all other documents and instruments reasonably necessary to consummate the transactions described herein:

(A) Assignment and Assumption Agreement for Contributed Apartment Assets. The Assignment and Assumption Agreement for Contributed Apartment Assets substantially in the form of Exhibit E attached hereto (the “Contributed Apartment Assets Assignment”) executed by Trade Street Fund or its subsidiary with respect to each of the Contributed Apartment Assets.

(B) Assignment and Assumption Agreement for BREF Contributed Assets. The Assignment and Assumption Agreement for BREF Contributed Assets substantially in the form of Exhibit F attached hereto (the “BREF Contributed Assets Assignment”) executed by BREF or its subsidiary with respect to each of the BREF Contributed Assets.

(C) Assignment and Assumption Agreement for the Post Oak JV Contributed Asset. The Assignment and Assumption Agreement for Post Oak JV Contributed Asset substantially in the form of Exhibit G attached hereto (the “Post Oak JV Contributed Asset Assignment”) executed by Post Oak Partners with respect to the Post Oak JV Contributed Asset.

(D) FIRPTA Certificate. If required by Applicable Law, an affidavit from Trade Street Fund and BREF certifying pursuant to Section 1445 of the Code that neither Trade Street Fund nor BREF is a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder).

(E) Resolutions of Trade Street Fund, BREF and Trade Street Capital. Certified copies of resolutions authorizing the execution, delivery and performance by Trade Street Fund, BREF and Trade Street Capital of this Agreement, any related documents and the relevant documents listed in this Section 2.3(a).

(F) Assignment and Assumption Agreement for Contributed Operating Businesses. The Assignment and Assumption Agreement for Contributed Operating Businesses substantially in the form of Exhibit H attached hereto (the “Contributed Operating Businesses Assignment”) executed by the COB Owners, as applicable.

(G) Title Insurance Policy Endorsements. With respect to the existing title insurance policy for each Property and BREF Property, if applicable, Trade Street Fund and BREF, as applicable, shall use commercially reasonable efforts to deliver the following:

(i)	an endorsement “bringing down” the effective date of the policy to the date of Closing, and showing any intervening Liens;

(ii)	a Non-Imputation Full Equity Transfer endorsement; and

(iii)	a “Fairways” endorsement.

(H) Trade Street Capital, BREF and Trade Street Fund Closing Certificate. Acquirer shall have received a certificate duly executed by an authorized officer of each of Trade Street Capital, BREF and Trade Street Fund that the conditions set forth in Section 2.2(a) hereof have been satisfied.

(I) Trade Street Legal Opinion. The Trade Street Opinion executed by Bass, Berry & Sims PLC.

(J) Other Documents. Any other document or instrument reasonably requested by Acquirer or required hereby.

The receipt of any or all of the foregoing documents may be waived by Acquirer in its sole and absolute discretion.

(b) Acquirer’s Deliveries. At or prior to the Closing, Acquirer shall deliver the following to Trade Street Capital, BREF and Trade Street Fund, as applicable, in addition to all other documents and instruments reasonably necessary to consummate the transactions described herein:

(A) Transaction Consideration. Certificates or other evidence of issuance and delivery of the Issued Shares and the New OP Units.

(B) Assignment and Assumption Agreement for Contributed Apartment Assets. The Contributed Apartment Assets Assignment executed by Acquirer.

(C) Assignment and Assumption Agreement for BREF Contributed Assets. The BREF Contributed Assets Assignment executed by Acquirer.

(D) Assignment and Assumption Agreement for Post Oak JV Contributed Asset. The Post Oak JV Contributed Asset Assignment executed by Acquirer.

(E) Assignment and Assumption Agreement for Contributed Operating Businesses. The Contributed Operating Businesses Assignment executed by Acquirer on behalf of the New Operating Partnership.

(F) Evidence of Insurance. Documentation reasonably satisfactory to Trade Street Capital evidencing the continuity of Acquirer’s directors & officers liability insurance coverage for the directors and officers of Acquirer after the Closing Date.

(G) New Operating Partnership Formation Documents. Certified copy of the Certificate of Limited Partnership of the New Operating Partnership and the New Operating Partnership Agreement duly executed by the partners of the New Operating Partnership.

(H) Resolutions of Acquirer and the Operating Partnership. Certified copy of resolutions of the Acquirer Board authorizing the execution, delivery and performance by Acquirer and the Operating Partnership of this Agreement, the transactions contemplated hereby, any related documents and the documents listed in this Section 2.3(b).

(I) Resolutions of the New Operating Partnership. Certified copy of resolutions of the Acquirer Board authorizing the acceptance of the Contributed Apartment Assets, the BREF Contributed Assets and the Contributed Operating Businesses by the New Operating Partnership.

(J) Acquirer Legal Opinion. The Acquirer Legal Opinion executed by Stradley, Ronon, Stevens & Young, LLP.

(K) REIT Qualification Opinion. The REIT Qualification Opinion executed by Clifford Chance USA LLP.

(L) Acquirer Closing Certificate. Trade Street Capital shall have received a certificate duly executed by an authorized officer of Acquirer that the conditions set forth in Section 2.2(b) hereof have been satisfied.

(M) Resignations of Officers and Directors. Unless otherwise agreed to by Trade Street Capital, resignations of all of the officers and members of the Acquirer Board, effective as of the Closing Date.

(N) Charter Amendments. Certified copy of the Charter Amendments.

(O) Other Documents. Any other document or instrument reasonably requested by Trade Street Capital (on its own behalf and on behalf of Trade Street Fund and BREF) or required hereby.

The receipt of any or all of the foregoing documents may be waived by Trade Street Capital (on its own behalf and on behalf of Trade Street Fund and BREF) in its sole and absolute discretion.

2.4 Satisfaction of Conditions. Each of Trade Street Fund, BREF, Trade Street Capital and Acquirer hereby covenants that it shall: (A) use commercially reasonable efforts and diligence in order to satisfy all of the conditions to Closing applicable to such party as set forth herein, and (B) cooperate and assist the other party’s efforts to satisfy all of the conditions set forth herein; and no party shall have any obligation to consummate the Closing hereunder unless and until such conditions have been satisfied or waived by such party in writing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations by Acquirer and the Operating Partnership. Acquirer and the Operating Partnership, jointly and severally, represent and warrant to Trade Street Fund, BREF and Trade Street Capital that, except as disclosed on a schedule of exceptions prepared by Acquirer, which shall consist of numbered paragraphs corresponding to the subsections in this Section 3.1 to which such exceptions apply (the “Acquirer Disclosure Schedule”), the following statements are true, correct, and complete as of the Effective Date and will be true, correct and complete as of the Closing Date. The Acquirer Disclosure Schedule is incorporated herein by reference and expressly made a part hereof.

(a) Organization; Authority. Acquirer is duly incorporated, validly existing, and in good standing under the laws of the State of Maryland, and has full right, power, and authority to enter into this Agreement and each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and own, lease or operate its properties and assets and to carry out its business. The Operating Partnership is, and the New Operating Partnership will at Closing be, duly organized as a limited partnership and validly existing and in good standing under the laws of the State of Delaware, and have full right, power and authority to enter into this Agreement and each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and own, lease or operate its property and to carry out its business. Acquirer and the Operating Partnership have such Subsidiaries listed in paragraph 3.1(a) of the Acquirer Disclosure Schedule (which listing discloses the ownership structure of each such Subsidiary). Except as shown on paragraph 3.1(a) of the Acquirer Disclosure Schedule, each Subsidiary has no or nominal assets and liabilities.

(b) Due Authorization. The execution and delivery of this Agreement and the performance by Acquirer and the Operating Partnership of their respective obligations hereunder have been duly authorized by all requisite action of Acquirer and the Operating Partnership and require no further action or approval of Acquirer’s Board or stockholders or of any other individuals or entities. No vote by or approval of the holders of outstanding Common Stock of Acquirer or FMP Units) is required in order for Acquirer and the Operating Partnership to consummate the transactions described in this Agreement. This Agreement constitutes the legal and binding obligations of Acquirer and the Operating Partnership, respectively, enforceable according to its terms, subject to applicable bankruptcy, moratorium, receivership and other laws affecting the rights of creditors and to general principles of equity.

(c) Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by Acquirer or the Operating Partnership has resulted, or will result, in any violation of any Applicable Law, or default under, or result in the acceleration of, any obligation under any existing articles of incorporation, bylaws, certificate of limited partnership, agreement of limited partnership, limited liability company agreement, Lien, agreement, note, contract, permit, judgment, decree, order, restrictive covenant or other obligation binding upon or applicable to Acquirer, the Operating Partnership, their Subsidiaries or assets.

(d) Capitalization. The authorized, issued and outstanding Common Stock of Acquirer and the partnership interests in the Operating Partnership and in the New Operating Partnership are as set forth in paragraph 3.1(d) of the Acquirer Disclosure Schedule. All Common Stock and FMP Units have been offered, issued and sold in compliance with all applicable securities laws. All of the shares of issued and outstanding Common Stock have been duly authorized and validly issued and are fully paid and non-assessable; and none of the outstanding shares of Common Stock was issued in violation of the preemptive or other similar rights of any stockholder of Acquirer. Except as disclosed in paragraph 3.1(d) of the Acquirer Disclosure Schedule, (i) other than with respect to the FMP Units there are no outstanding securities convertible into, redeemable or exchangeable for any shares of Common Stock of Acquirer; and (ii) there are no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for shares of Common Stock or any other securities of Acquirer or the Operating Partnership or the New Operating Partnership. Except as listed in paragraph 3.1(d) of the Acquirer Disclosure Schedule, there are no outstanding obligations of Acquirer, the Operating Partnership or any of their Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to any shares of Common Stock, or other equity interests in Acquirer, the Operating Partnership or any Subsidiary. Except for the payment of the Special Distribution (as described below), the transactions contemplated hereby will not give rise to any of the following in favor of any equity holder of Acquirer, the Operating Partnership or any Subsidiary, or any other third party: any consent right, appraisal right, redemption right or any right to payment whatsoever under law, judgment, governing document or agreement.

(e) Authorization of Issued Shares and New OP Units. The Issued Shares have been duly authorized for issuance to Trade Street Fund and BREF pursuant to this Agreement, and, when issued and delivered by Acquirer to Trade Street Fund and BREF pursuant to this Agreement, will be validly issued and fully paid and non-assessable, and free of Liens, claims and security interests. The certificates to be used to evidence the Issued Shares will, at the Closing Date, be in due and proper form and will comply in all material respects with all applicable legal requirements, and the requirements of the articles of incorporation and bylaws of Acquirer. At the Closing, the New OP Units will be validly issued, free of Liens, claims and security interests and will comply in all material respects with all applicable legal requirements and the requirements of the Certificate of Limited Partnership of the New Operating Partnership and the New Operating Partnership Agreement. The issuance of the Issued Shares and the New OP Units is not subject to any preemptive or other similar rights of any stockholder of Acquirer.

(f) REIT Status. Commencing with Acquirer’s taxable year ended December 31, 2004 and through Acquirer’s taxable year ended December 31, 2011, Acquirer has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Acquirer’s current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code through the Effective Date. Acquirer has elected to be taxed as a REIT, and such election has not been revoked or terminated. To Acquirer’s Knowledge no event has occurred that would cause, or is likely to cause, Acquirer to fail to qualify as a REIT under the Code for any taxable year.

(g) Litigation. Except as listed in paragraph 3.1(g) of the Acquirer Disclosure Schedule, there is no litigation, action, suit, arbitration, investigation or proceeding, pending or, to Acquirer’s Knowledge, threatened, against or affecting Acquirer, the Operating Partnership or any Subsidiary, or any of their respective officers, directors, employees, members, partners or other persons who may have a right to indemnification by Acquirer, the Operating Partnership or any Subsidiary, whether by contract, statute, or otherwise, in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality.

(h) Non-Contravention of Existing Instruments; Compliance with Laws. Except as set forth in paragraph 3.1(h) of the Acquirer Disclosure Schedule, neither Acquirer, the Operating Partnership nor any Subsidiary is (i) in violation or in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under its charter, bylaws or similar organizational documents, as the case may be, (ii) in Default under any indenture, mortgage, loan or credit agreement, deed of trust, note, contract, franchise, lease or other agreement, obligation, condition, covenant or instrument to which Acquirer, the Operating Partnership or any Subsidiary is a party or by which it may be bound or to which any of the property or assets of Acquirer, the Operating Partnership or any Subsidiary is subject (each an “Existing Instrument”), except for such Default as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) in violation of any statute, law, ordinance, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority to which Acquirer, the Operating Partnership, any Subsidiary or any of their respective properties or operations are subject, including the Americans with Disabilities Act and any federal, state or local law regulating the environment (“Applicable Law”), except for such Default as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since their inception, each of Acquirer, the Operating Partnership and their Subsidiaries has been operated at all times in compliance with all Applicable Law, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Acquirer, the Operating Partnership nor any Subsidiary has received written notification of violation of, and neither Acquirer, the Operating Partnership nor any Subsidiary has knowledge of any claim alleging the violation of, any Applicable Law, except for violations and notices that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Acquirer, the Operating Partnership and their Subsidiaries have obtained all certificates, permits, licenses, variances (including building permits and certificates of occupancy), exemptions, orders, franchises and other authorizations necessary to conduct their respective businesses as they are now being conducted, except where the failure to obtain any such certificates, permits, licenses, variances, exemptions, orders, franchises or authorizations, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect.

(i) Tax Law Compliance. Except as listed in paragraph 3(i) of the Acquirer Disclosure Schedule, Acquirer, the Operating Partnership and their Subsidiaries have filed in a timely manner all Tax Returns (as defined below) required to be filed by them and have paid all Taxes (as defined below) required to be paid by them and, if due and payable, any related or similar assessment, fine or penalty levied against them, except for any Taxes as may be being contested in good faith and by appropriate proceedings. Acquirer has made appropriate provisions in its financial statements in respect of all applicable Taxes for all current or prior periods as to which the Tax Liability of Acquirer, the Operating Partnership or any Subsidiary has not been finally determined except to the extent of any inadequacy that could not reasonably be expected to result in a Material Adverse Effect.

(j) No Restrictions on Dividends or Other Distributions. Acquirer, the Operating Partnership and each Subsidiary is not currently prohibited, directly or indirectly, from paying any dividends or other distributions.

(k) Insurance. Paragraph 3.1(k) of the Acquirer Disclosure Schedule contains a list of all insurance policies currently in force insuring the Acquirer, the Operating Partnership and/or their Subsidiaries. Each such insurance policy or contract has been issued by a recognized, financially sound and reputable insurer, and such policies contain such coverage amounts, cover such risks and contain deductibles or stop loss provisions that are adequate and customary to properly insure Acquirer, the Operating Partnership and their Subsidiaries against all reasonable risks to which they are now subject. All policies of insurance and fidelity or surety bonds insuring Acquirer, the Operating Partnership and/or any of their Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect and will remain in effect after the Closing without alteration of coverage, provided that all premiums are paid in a timely manner and conditions to insurability are satisfied; Acquirer, the Operating Partnership and their Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and, there are no claims by Acquirer, the Operating Partnership or any of their Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and, to Acquirer’s Knowledge, neither Acquirer, the Operating Partnership nor any Subsidiary has been refused any insurance coverage sought or applied for. Acquirer has no reason to believe that it, the Operating Partnership or any Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and proposed to be conducted and at a cost that would not have a Material Adverse Effect.

(l) Brokerage. Acquirer has not engaged the services of any broker, finder or other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein.

(m) Financial Statements. Acquirer has delivered to Trade Street Capital, BREF and Trade Street Fund the following financial statements: (i) audited consolidated financial statements of Acquirer and its Subsidiaries as of and for the periods ended December 31, 2010, 2009, and 2008, including the consolidated balance sheets, consolidated statements of operations, consolidated statements of stockholders’ deficit and comprehensive loss, and consolidated statements of cash flows as of and for the years then ended, and accompanying audit report issued by KMPG (the “Acquirer Year-End Financial Statements”); and (ii) unaudited balance sheet and income statement as of and for the eleven months ended November 30, 2011 (the “Acquirer Interim Financial Statements” and, together with the Acquirer Year-End Financial Statements, the “Acquirer Financial Statements”). The Acquirer Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), consistently applied (except, in the case of the Acquirer Interim Financial Statements, for the absence of footnotes and normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material)). The Acquirer Financial Statements fairly present in all material respects the financial position of Acquirer and its Subsidiaries and the results of operations and changes in financial position as of the dates and for the periods specified. The Acquirer Financial Statements have been prepared in accordance with the books and records of Acquirer and its Subsidiaries.

(n) Absence of Undisclosed Liabilities. Except as disclosed in paragraph 3.1(n) of the Acquirer Disclosure Schedule, and except as (and to the extent) accrued for in the most recent balance sheet included in the Acquirer Interim Financial Statements, neither Acquirer, the Operating Partnership nor any of their Subsidiaries has any Liability, except for (i) liabilities reflected on the Acquirer Interim Financial Statements, (ii) Liabilities incurred since November 30, 2011 in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated by this Agreement, such as are not reasonably likely to have a Material Adverse Effect; or (iii) Liabilities that are being paid or satisfied at Closing in accordance with the terms hereof.

(o) Acquirer Plans. Except as disclosed in paragraph 3.1(o) of the Acquirer Disclosure Schedule, neither Acquirer, the Operating Partnership nor any Subsidiary maintains any Plan (as defined below), nor is any Person entitled to any benefit under any Plan that may have been maintained by Acquirer, the Operating Partnership or any Subsidiary in the past.

(p) Investment Company Act of 1940. Neither Acquirer, the Operating Partnership nor any Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940.

(q) Material Contracts. Paragraph 3.1(q) of the Acquirer Disclosure Schedule contains a true and complete list of all the Material Contracts of Acquirer, the Operating Partnership and their Subsidiaries. As used herein, “Material Contracts” means all of the following, whether oral or written, that have not been satisfied in full prior to the Effective Date:

(A) each agreement or arrangement of Acquirer, the Operating Partnership or any Subsidiary that requires the payment or incurrence of liabilities, or the rendering of services or other obligations, by Acquirer, the Operating Partnership or any Subsidiary, of more than Twenty-five Thousand Dollars ($25,000) per year or in any one instance;

(B) each loan or credit agreement, security agreement, pledge, guaranty, note, mortgage, bond, debenture, indenture, letter of credit, or other agreement or instrument with respect to any indebtedness;

(C) each partnership, limited liability company, joint venture or other similar agreement to which Acquirer, the Operating Partnership or any Subsidiary is a party or by which any of them is otherwise bound which provides for a sharing of profits, losses, costs or Liability with a Person other than Acquirer, the Operating Partnership or any Subsidiary;

(D) each agreement, arrangement, contract or commitment of Acquirer, the Operating Partnership or any Subsidiary restricting or otherwise affecting the ability of Acquirer, the Operating Partnership or any Subsidiary to (x) compete in any jurisdiction, or (y) with respect to any such restriction which materially affects the business of Acquirer, the Operating Partnership or any Subsidiary, to solicit for employment or hire any Person;

(E) each employment or consulting agreement between Acquirer, the Operating Partnership or any Acquirer Representative and any of the employees or consultants of Acquirer, the Operating Partnership or any Subsidiary that (i) obligates Acquirer, the Operating Partnership or any Subsidiary to make annual cash payments in an amount exceeding Twenty-Five Thousand Dollars ($25,000) or make any cash payments to any Person in the event of a termination of such Person’s employment or consulting arrangement with Acquirer, the Operating Partnership or any Subsidiary or on account of the transactions contemplated by this Agreement; or (ii) contains restrictive covenants for the benefit of Acquirer, the Operating Partnership or any Subsidiary from an employee, such as confidentiality, non-competition, non-solicitation and no-hire provisions (but excluding agreements solely related to assignments of intellectual property rights);

(F) each agreement for the sale of a material asset of Acquirer, the Operating Partnership or any Subsidiary that has not yet been consummated and was not entered into in the ordinary course of business as presently conducted;

(G) each other existing agreement, not otherwise covered by clauses (A) through (F), that requires payments by or to Acquirer, the Operating Partnership or any Subsidiary in excess of Twenty-Five Thousand Dollars ($25,000) during any one year; and

(H) each collective bargaining agreement or other contract or agreement between Acquirer, the Operating Partnership or any Subsidiary and a union or other groups of employers.

Except as disclosed in Schedule 3.1(q) of the Acquirer Disclosure Schedule hereof:

(A) neither Acquirer, the Operating Partnership nor any Subsidiary that is a party to any Material Contract, nor, to the Knowledge of Acquirer, any other party thereto, (1) is in breach thereof or default thereunder or (2) has given written notice of breach or default under a Material Contract to any other party thereunder; and

(B) each Material Contract is valid and binding on and in full force and effect with respect to, Acquirer, the Operating Partnership or any Subsidiary and, to the Knowledge of Acquirer, each respective counterparty thereto, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights; and

(C) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give Acquirer, the Operating Partnership or any Subsidiary or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract, except such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no renegotiations or, to the Knowledge of Acquirer, outstanding rights to negotiate any amount to be paid or payable to or by Acquirer, the Operating Partnership or any Subsidiary under any Material Contract, and no Person has made a written demand for such negotiations. Neither Acquirer, the Operating Partnership nor any Subsidiary has released or waived any of its rights under any Material Contract.

(r) New Operating Partnership. As of the Closing Date, the New Operating Partnership will have: (i) no Liabilities; (ii) Acquirer, or a wholly-owned subsidiary of Acquirer, as its sole general partner having a 0.01% equity interest therein; and (iii) as its limited partners, only those persons and entities as contemplated by this Agreement.

(s) Exclusive Representations. Except as expressly set forth in this Section 3.1, Acquirer and the Operating Partnership make no representation or warranty of any kind, express or implied, in connection with Acquirer, the Operating Partnership and any Subsidiary, and Trade Street Capital, BREF and Trade Street Fund acknowledges that it has not relied upon any other such representation or warranty.

3.2 Representations by Trade Street Fund and Trade Street Capital. Each of Trade Street Fund and Trade Street Capital represents and warrants to Acquirer and the Operating Partnership that, except as disclosed on a schedule of exceptions prepared by Trade Street Fund and Trade Street Capital, which shall consist of numbered paragraphs corresponding to the subsection of this Section 3.2 to which such exceptions apply (the “Trade Street Disclosure Schedule”), each and every one of the following statements is true, correct, and complete as of the Effective Date and will be true, correct, and complete as of the Closing Date. The Trade Street Disclosure Schedule is incorporated herein by reference and expressly made a part hereof. BCOM, as the general partner of Trade Street Investment Adviser, LLLP (“TSIA”), a portion of the Contributed Operating Businesses, joins in this Agreement solely for the purpose of making the representations set forth in this Section 3.2, and delivering the Assignment and Assumption Agreement for Contributed Operating Businesses for its ownership interests in TSIA, and receiving its portion of the consideration associated therewith, with respect to TSIA. The Baumanns, as the limited partners of TSIA, join in this Agreement solely for the purpose of making the representations set forth in Section 3.2(e) and Section 3.2(h) hereof, and delivering the Assignment and Assumption Agreement for their ownership interest in TSIA, and receiving their portion of the consideration associated therewith, with respect to TSIA. The Post Oak JV Partner joins in this Agreement solely for the purpose of making the representations set forth in Section 3.2(e), Section 3.2(f) and Section 3.2(h) hereof, and delivering the Assignment and Assumption Agreement for Contributed Apartment Assets for the portion of the Post Oak Property owned by it, and receiving its portion of the consideration associated therewith, with respect to the Post Oak Property.

(a) Organization; Authority. Each of Trade Street Capital and Trade Street Fund is duly formed, validly existing, and in good standing under the laws of the State of Florida and Delaware, respectively, and has full right, power, and authority to enter into this Agreement and each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and own, lease or operate its properties and assets and to carry out its business. Each Company and each Contributed Operating Business is an entity duly formed, validly existing, and in good standing under the laws of the state of its formation with full right and power to own, lease or operate its respective properties and assets and to carry out its business. Paragraph 3.2(a) of the Trade Street Disclosure Schedule discloses the ownership structure of each Company and Contributed Operating Business. Each of Trade Street Capital, Trade Street Fund, each Company, and each Contributed Operating Business is duly qualified and authorized to conduct and carry on its business as it is now being conducted in the state in which its particular Contributed Assets are located.

(b) Due Authorization. The execution and delivery of this Agreement and the performance by Trade Street Capital and Trade Street Fund of their respective obligations hereunder have been duly authorized by all requisite action of Trade Street Capital and Trade Street Fund, respectively, and require no further action or approval of Trade Street Fund’s partners, Trade Street Capital’s board of directors or members, or any other individuals or entities, as applicable. This Agreement constitutes the legal and binding obligations of Trade Street Capital and Trade Street Fund, respectively, enforceable according to its terms, subject to applicable bankruptcy, moratorium, receivership and other laws affecting the rights of creditors and to general principles of equity.

(c) Noncontravention. Assuming receipt of the Required Consents and the Member’s Consents, neither the entry into nor the performance of, or compliance with, this Agreement by Trade Street Fund or Trade Street Capital has resulted, or will result, in any violation of any Applicable Law, or default under, or result in the acceleration of, any obligation under any existing articles of incorporation, bylaws, certificates of limited partnership, limited liability company agreement, partnership agreement, regulations, Lien, agreement, note, contract, permit, judgment, decree, order, restrictive covenant or other obligation binding upon or applicable to Trade Street Fund, Trade Street Capital, the Companies, the Contributed Operating Businesses, or their respective assets.

(d) Litigation. There is no action, suit, or proceeding, pending or, to Trade Street Capital’s Knowledge, known to be threatened, against or affecting Trade Street Fund, any Company or any Contributed Operating Business in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (A) in any manner raises any question affecting the validity or enforceability of this Agreement, (B) could materially and adversely affect the business, financial position, or results of operations of the Contributed Apartment Assets or Contributed Operating Businesses, or (C) could materially and adversely affect the ability of Trade Street Fund or Trade Street Capital to perform their respective obligations hereunder, or under any document to be delivered pursuant hereto.

(e) Title. (A) Except as set forth in paragraph 3.2(e) of the Trade Street Disclosure Schedule, Trade Street Fund is the sole owner of the Contributed Apartment Assets free and clear of all Liens, pledges, and security interests whatsoever, (B) except as set forth in paragraph 3.2(e) of the Trade Street Disclosure Schedule, Trade Street Fund has not granted any other person or entity an option to purchase or a right of first refusal upon the Contributed Apartment Assets nor are there any agreements or understandings between Trade Street Fund and any other person or entity with respect to the voting or disposition of the Contributed Apartment Assets that could adversely affect Trade Street Fund’s ability to perform its obligations hereunder or Acquirer’s rights to the Contributed Apartment Assets following the Closing, (C) except as otherwise set forth in paragraph 3.2(e) of the Trade Street Disclosure Schedule, Trade Street Capital is the sole owner of the Contributed Operating Businesses, and (D) except as otherwise set forth in paragraph 3.2(e) of the Trade Street Disclosure Schedule, the Post Oak JV Partner is the sole owner of the portion of the Post Oak Property owned by it.

(f) Properties. Schedule B of the Trade Street Disclosure Schedule sets forth a complete and correct list and description of all Properties and a description of the operations by the applicable Company that occur at each such facility. With respect to each Property, and except as set forth in paragraph 3.2(f) of the Trade Street Disclosure Schedule:

(A) Except as shown in paragraph 3.2(f)(A) of the Trade Street Disclosure Schedule, each Company, directly or indirectly, has good and marketable fee simple title to its respective Property as designated on Schedule B of the Trade Street Disclosure Schedule, free and clear of all Liens except for those set forth on the title insurance policy as referenced in Section 2.3(a)(G) hereof for each respective Property;

(B) Trade Street Fund has delivered to Acquirer true, complete and correct copies of all deeds, title reports, title insurance policies and surveys for the Property; provided Trade Street makes no representation or warranty as to the accurateness or completeness of any third party report delivered by it in accordance with the terms hereof;

(C) Except as shown in paragraph 3.2(f)(C) of the Trade Street Disclosure Schedule, Trade Street Fund has not received any written notice that the Property is not in full compliance with the Americans with Disabilities Act 42 USC §12101 et seq., except where noncompliance would not be reasonably expected to have a Material Adverse Effect on the Property;

(D) Trade Street Fund has not received any written notice that any portion of the Property is subject to any pending or threatened condemnation proceeding by any public or quasi-public authority;

(E) No work has been performed or is in progress at, and no materials have been furnished to, the Property, which, although not presently the subject of, might give rise to, mechanics, materialmens, or other liens against the Property or any portion thereof or for which payment has not been made in full;

(F) Trade Street Fund has not received any written notice from any Governmental Authority with respect to the violation of any Applicable Law regulating use of the Property, including, without limitation, any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law;

(G) Trade Street Fund does not currently have pending any material real estate tax contests pertaining to the Property and all real estate taxes due and owing and not yet delinquent have been paid in full, except for any real estate taxes the nonpayment of which could not be reasonably expected to have a Material Adverse Effect as to Trade Street Fund or Acquirer;

(H) All buildings, fixtures and improvements on the Property are in good operating condition in all material respects and in a state of good maintenance and repair, ordinary wear and tear excepted, and none of the buildings, fixtures and improvements on the Property has any material defects or is in need of material repair other than as part of routine maintenance or capital expenditure consistent with historical practices or part of a capital plan or budget;

(I) Other than leases to tenants, Trade Street Fund is not a party to any lease, sublease, license or similar agreement under which Trade Street Fund has granted to any Person the right to use or occupy any portion of the Property;

(J) Except as do not and would not reasonably be expected to have a Material Adverse Effect, and as shown in Paragraph 3.2(f)(J) of the Trade Street Disclosure Schedule (A) the Property is not now and, to Trade Street Fund’s Knowledge never has been, used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Substances or Hazardous Wastes, as those terms are respectively defined in 42 U.S.C. § 9609(14) and 42 U.S.C. § 6903(5), or as defined in any other federal, state or local environmental law, ordinance, rule or regulation (collectively “Environmental Laws”), other than in a manner in accordance with the Environmental Laws; has not received any notice from any governmental agency or any tenant, subtenant or occupant with regard to Hazardous Substances or Hazardous Wastes on, from or effecting the Property; and Trade Street Fund has not caused or permitted to exist the releasing, spilling, leaking, pumping, pouring, emitting, emptying, or dumping from, on or about the Property of any Hazardous

Substance or Hazardous Waste; and (B) Trade Street Fund has not received written notice that it does not presently comply with, and Trade Street Fund covenants and agrees to use commercially reasonable efforts to promptly comply with (until the Closing Date), all Environmental Laws, and to immediately notify Acquirer, in writing, of the discovery, discharge or release of any Hazardous Substance or Hazardous Waste in contravention of any Environmental Law; to Trade Street Fund’s Knowledge, the Property contains no surface or underground substances or conditions, including, without limitation, fuel or other storage tanks, which could cause a violation of any Environmental Law, and the Property has never been used as a landfill or garbage dump; Trade Street Fund has not received written notice that it has not secured and does not hold all permits, licenses, and approvals necessary or required for its operation of the Property; the Property is in material compliance with such permits; and Trade Street Fund agrees that Trade Street Fund shall not permit or cause the Property to be used prior to the Closing Date for any activities involving, directly or indirectly the use, generation, treatment, storage or disposal of any Hazardous Substance or Hazardous Waste), other than in a manner in accordance with Environmental Laws;

(K) Trade Street Fund has not received any written notice of any assessment for public improvements against the Property which remains unpaid; and

(L) Except as shown on Schedule D of the Trade Street Disclosure Schedule attached hereto, there are no investment advisory or property or other management type agreements between Trade Street Capital and/or Trade Street Fund and any of the Companies.

(g) No Consents. Each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery and performance of this Agreement or the transactions contemplated hereby by Trade Street Fund or Trade Street Capital has been obtained or will be obtained on or before the Closing Date, except any of the foregoing the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on the Contributed Apartment Assets or the Contributed Operating Businesses.

(h) Representations and Warranties Respecting the Securities Act.

(A) Accredited Investors. Trade Street Fund, each of the COB Owners and the Post Oak JV Partner are accredited investors as that term is defined in Rule 501 of Regulation D under the Securities Act.

(B) Purchase Entirely for Own Account. Except as set forth in Section 7.1 hereof, Trade Street Fund, the COB Owners and the Post Oak JV Partner hereby confirm, that the Common Stock and the New OP Units to be acquired by them, as applicable, will be acquired for their own account, for investment purposes only, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that they have no present intention of selling, granting any participation in, or otherwise distributing the same; provided, however, Trade Street Fund may distribute the Common Stock owned by it to its limited partners, each of whom is an accredited investor that has no present intention of selling, granting any participation in or otherwise distributing the Issued Shares received thereby. Except as set forth in Section 7.1 hereof, by executing this Agreement, Trade Street Fund, the COB Owners and the Post Oak JV Partner further represent that they do not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Common Stock and the New OP Units.

(C) Disclosure of Information. Trade Street Fund, the COB Owners and the Post Oak JV Partner have had an opportunity to discuss Acquirer’s business, management, financial affairs and the terms and conditions of the placement of the Common Stock and the New OP Units with Acquirer.

(D) Restricted Securities. Trade Street Fund, the COB Owners and the Post Oak JV Partner understand that the Common Stock and the New OP Units have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of their representations as expressed herein. Trade Street Fund, the COB Owners and the Post Oak JV Partner understand that the Common Stock and the New OP Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, they must hold the Common Stock and the New OP Units indefinitely unless they are registered and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Trade Street Fund, the COB Owners and the Post Oak JV Partner acknowledge that Acquirer has no obligation to register or qualify the Common Stock and the New OP Units or the Common Stock into which the New OP Units may be converted, for resale except as set forth in the Registration Rights Agreement, attached hereto as Exhibit I. Trade Street Fund, the COB Owners and the Post Oak JV Partner further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Common Stock and the New OP Units, and on requirements relating to Acquirer which are outside of its control, and which Acquirer is under no obligation and may not be able to satisfy.

(E) No Public Market. Trade Street Fund, the COB Owners and the Post Oak JV Partner understand that no public market now exists for the New OP Units, and that Acquirer has made no assurances that a public market will ever exist for the New OP Units.

(F) Legends. Trade Street Fund, the COB Owners and the Post Oak JV Partner understand that the Common Stock and the New OP Units and any securities issued in respect of or exchange for the New OP Units may bear one or all of the following legends:

(a)

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A

FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)	The legend set forth in, or required by, Section 10 of Buyer’s Articles of Amendment and Restatement.

(i) Compliance With Laws. In connection with the operation of the Properties, except as set forth in paragraph 3.2(i) of the Trade Street Disclosure Schedule, the Properties have been maintained and Trade Street Fund has not received written notice that any Property is not in compliance in all material respects with all Applicable Laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire safety, conservation, parking, zoning and building laws) whether federal, state or local, except where the failure to so comply would not have a Material Adverse Effect on any Property.

(j) Existing Loans. The Existing Loans and the documents entered into in connection therewith (collectively, the “Existing Loan Documents”) are in full force and effect as of the Effective Date and no monetary or material non-monetary default (beyond applicable notice and cure periods) by any party exists under any of such Existing Loan Documents, except where such default would not have a Material Adverse Effect. True and correct copies of the Existing Loan Documents have been made available to Acquirer.

(k) Brokerage. Except for Sandler O’Neill & Partners LLC, Trade Street Capital and Trade Street Fund have not engaged the services of any broker, finder or other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein.

(l) Sufficient Working Capital and Adequate Reserves. Each of the Companies and the Contributed Operating Businesses has sufficient working capital and adequate reserves in order to conduct its respective business in its ordinary course.

(m) Financial Statements. Trade Street Capital and Trade Street Fund have delivered the following financial statements to Acquirer: (i) (A) audited consolidated financial statements of Trade Street Fund as of and for the periods ended December 31, 2009 and 2010, including the consolidated balance sheets, consolidated statements of operations, consolidated statements of equity, and consolidated statements of cash flows as of and for the years then ended (the “Trade Street Fund Audited Financial Statements”); and (B) unaudited balance sheet and income statement as of and for the year ended December 31, 2011 (the “Trade Street Fund Unaudited Financial Statements” and, together with the Trade Street Fund Audited Financial Statements, the “Trade Street Fund Financial Statements”), and (ii) unaudited consolidated balance sheets, consolidated statements of operations, consolidated statements of equity, and consolidated statements of cash flows as of and for the years ended December 31, 2010 and 2011 (the “Trade Street Capital Unaudited Statements,” and together with the Trade Street Fund Financial Statements, the “Trade Street Financial Statements”). The Trade Street Financial Statements have been prepared in accordance with GAAP, consistently applied, except in the case of the Trade Street Fund Unaudited Statements and the Trade Street Capital Unaudited Statements, for the absence of footnotes and normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material). The Trade Street Financial Statements fairly present in all material respects the financial position of Trade Street Fund, Trade Street Capital and their Subsidiaries and the results of operations and changes in financial position as of the dates and for the periods specified. The Trade Street Financial Statements have been prepared in accordance with the books and records of Trade Street Fund, Trade Street Capital and their Subsidiaries.

(n) No Conflicts of Interest. Except as set forth in paragraph 3.2(n) of the Trade Street Disclosure Schedule, neither Trade Street Fund nor Trade Street Capital are indebted, directly or indirectly, to any of their respective members, partners, shareholders, directors, officers or employees, or to their respective spouses or children, or to any affiliate of any of the foregoing (collectively, “Trade Street Affiliates”), and none of the Trade Street Affiliates are, directly or indirectly, indebted to Trade Street Fund or Trade Street Capital, or have any direct or indirect ownership interests in any firm or corporation which competes with Trade Street Fund, Trade Street Capital, or any Company. None of the Trade Street Affiliates are, directly or indirectly, interested in any material contract with Trade Street Fund, or Trade Street Capital and none has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familiarly relationship with any of the major business relationship partners, service providers, joint venture members or partners, licensees and competitors of Trade Street Fund or Trade Street Capital.

(o) Contributed Operating Business Contracts. The Contributed Operating Business Contracts are in full force and effect as of the Effective Date, and no monetary or material non-monetary default (beyond applicable notice and cure periods) by any party exists under any of such Contributed Operating Business Contracts, except where such default would not have a Material Adverse Effect. True and correct copies of the Contributed Operating Business Contracts have been made available to Acquirer.

(p) Absence of Undisclosed Liabilities. Except as disclosed in paragraph 3.2(p) of the Trade Street Disclosure Schedule, and except as (and to the extent) accrued for in the most recent balance sheet included in the Trade Street Financial Statements, neither Trade Street Fund, Trade Street Capital nor any of their Subsidiaries has any Liability that might reasonably be expected to be a Liability of Acquirer or the New Operating Partnership after the Closing Date, except for (i) liabilities reflected on the Trade Street Financial Statements, (ii) Liabilities incurred since December 31, 2011 in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated by this Agreement, such as are not reasonably likely to have a Material Adverse Effect; or (iii) Liabilities that are being paid or satisfied at Closing in accordance with the terms hereof.

(q) Exclusive Representations. Except as expressly set forth in this Section 3.2, Trade Street Fund, the COB Owners and the Post Oak JV Partner make no representation or warranty of any kind, express or implied, in connection with all or any of the Contributed Apartment Assets, any of the Companies or Properties or the Contributed Operating Businesses, and Acquirer acknowledges that it has not relied upon any other such representation or warranty.

3.3 Representations by BREF. BREF represents and warrants to Acquirer that, except as disclosed on a schedule of exceptions prepared by BREF, which shall consist of numbered paragraphs corresponding to the subsection of this Section 3.3 to which such exceptions apply (the “BREF Disclosure Schedule”), each and every one of the following statements is true, correct, and complete as of the Effective Date and will be true, correct, and complete as of the Closing Date. The BREF Disclosure Schedule is incorporated herein by reference and expressly made a part hereof.

(a) Organization; Authority. BREF is duly formed, validly existing, and in good standing under the laws of the State of Delaware, and has full right, power, and authority to enter into this Agreement and each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and own, lease or operate its properties and assets and to carry out its business. Each BREF Company is an entity duly formed, validly existing, and in good standing under the laws of the state of its formation with full right and power to own, lease or operate its respective properties and assets and to carry out its business. Paragraph 3.3(a) of the BREF Disclosure discloses the ownership structure of each BREF Contributed Asset. BREF and each BREF Company is duly qualified and authorized to conduct and carry on its business as it is now being conducted in the state in which its particular BREF Contributed Assets are located.

(b) Due Authorization. The execution and delivery of this Agreement and the performance by BREF of its obligations hereunder have been duly authorized by all requisite action of BREF, and require no further action or approval of BREF’s board of directors or members, or any other individuals or entities, as applicable. This Agreement constitutes the legal and binding obligations of BREF, enforceable according to its terms, subject to applicable bankruptcy, moratorium, receivership and other laws affecting the rights of creditors and to general principles of equity.

(c) Noncontravention. Assuming receipt of the Required Consents and the Member’s Consents, neither the entry into nor the performance of, or compliance with, this Agreement by BREF has resulted, or will result, in any violation of any Applicable Law, or default under, or result in the acceleration of, any obligation under any existing articles of incorporation, bylaws, certificates of limited partnership, limited liability company agreement, partnership agreement, regulations, Lien, agreement, note, contract, permit, judgment, decree, order, restrictive covenant or other obligation binding upon or applicable to BREF or the BREF Companies, or their respective assets.

(d) Litigation. There is no action, suit, or proceeding, pending or, to BREF’s Knowledge, known to be threatened, against or affecting BREF or any BREF Company in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (A) in any manner raises any question affecting the validity or enforceability of this Agreement, (B) could materially and adversely affect the business, financial position, or results of operations of the BREF Contributed Assets, or (C) could materially and adversely affect the ability of BREF to perform their respective obligations hereunder, or under any document to be delivered pursuant hereto.

(e) Title. (A) Except as set forth in paragraph 3.3(e) of the BREF Disclosure Schedule, BREF is the sole owner of the BREF Contributed Assets free and clear of all Liens,

pledges, and security interests whatsoever, (B) except as set forth in paragraph 3.3(e) of the BREF Disclosure Schedule, BREF has not granted any other person or entity an option to purchase, or a right of first refusal with respect to, the BREF Contributed Assets nor are there any agreements or understandings between BREF and any other person or entity with respect to the voting or disposition of the BREF Contributed Assets that could adversely affect BREF’s ability to perform its obligations hereunder or Acquirer’s rights to the BREF Contributed Assets following the Closing.

(f) BREF Properties. Schedules B and C of the BREF Disclosure Schedule attached hereto and made a part hereof set forth a complete and correct list and description of all BREF Properties and a description of the operations by the applicable BREF Company that occur, or are anticipated to occur, at each such facility. With respect to each BREF Property, and except as set forth in paragraph 3.3(f) of the BREF Disclosure Schedule:

(A) Except as shown in paragraph 3.3(f)(A) of the BREF Disclosure Schedule, each BREF Company, directly or indirectly, has good and marketable fee simple title to its respective BREF Property as designated on Schedules B and C of the BREF Disclosure Schedule attached hereto and made a part hereof, free and clear of all Liens except for those set forth on the title insurance policy as referenced in Section 2.3(a)(G) hereof for each respective BREF Property;

(B) BREF has delivered to Acquirer true, complete and correct copies of all deeds, title reports, title insurance policies and surveys for the BREF Property; provided BREF makes no representation or warranty as to the accurateness or completeness of any third party report delivered by it in accordance with the terms hereof;

(C) Except as shown in paragraph 3.3(f)(C) of the BREF Disclosure Schedule, BREF has not received any written notice that the BREF Property is not in full compliance with the Americans with Disabilities Act 42 USC §12101 et seq., except where noncompliance would not be reasonably expected to have a Material Adverse Effect on the BREF Property;

(D) BREF has not received any written notice that any portion of the BREF Property is subject to any pending or threatened condemnation proceeding by any public or quasi-public authority;

(E) No work has been performed or is in progress at, and no materials have been furnished to, the BREF Property, which, although not presently the subject of, might give rise to, mechanics, materialmens, or other liens against the BREF Property or any portion thereof or for which payment has not been made in full;

(F) BREF has not received any written notice from any Governmental Authority with respect to the violation of any Applicable Law regulating use of the BREF Property, including, without limitation, any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law;

(G) BREF does not currently have pending any material real estate tax contests pertaining to the BREF Property and all real estate taxes due and owing and not yet delinquent have been paid in full, except for any real estate taxes the nonpayment of which could not be reasonably expected to have a Material Adverse Effect as to BREF or Acquirer;

(H) All buildings, fixtures and improvements on the BREF Property are in good operating condition in all material respects and in a state of good maintenance and repair, ordinary wear and tear excepted, and none of the buildings, fixtures and improvements on the BREF Property has any material defects or is in need of material repair other than as part of routine maintenance or capital expenditure consistent with historical practices or part of a capital plan or budget;

(I) Other than leases to tenants, BREF is not a party to any lease, sublease, license or similar agreement under which BREF has granted to any Person the right to use or occupy any portion of the BREF Property;

(J) Except as do not and would not reasonably be expected to have a Material Adverse Effect, and as shown in Paragraph 3.3(f)(J) of the BREF Disclosure Schedule (A) the BREF Property is not now and, to BREF Fund’s Knowledge never has been, used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Substances or Hazardous Wastes, as those terms are respectively defined in 42 U.S.C. § 9609(14) and 42 U.S.C. § 6903(5), or as defined in any other federal, state or local environmental law, ordinance, rule or regulation (collectively “Environmental Laws”), other than in a manner in accordance with the Environmental Laws; has not received any notice from any governmental agency or any tenant, subtenant or occupant with regard to Hazardous Substances or Hazardous Wastes on, from or effecting the BREF Property; and BREF has not caused or permitted to exist the releasing, spilling, leaking, pumping, pouring, emitting, emptying, or dumping from, on or about the BREF Property of any Hazardous Substance or Hazardous Waste; and (B) BREF has not received written notice that it does not presently comply with, and BREF covenants and agrees to use commercially reasonable efforts to promptly comply with (until the Closing Date), all Environmental Laws, and to immediately notify Acquirer, in writing, of the discovery, discharge or release of any Hazardous Substance or Hazardous Waste in contravention of any Environmental Law; to BREF Fund’s Knowledge, the BREF Property contains no surface or underground substances or conditions, including, without limitation, fuel or other storage tanks, which could cause a violation of any Environmental Law, and the BREF Property has never been used as a landfill or garbage dump; BREF has not received written notice that it has not secured and does not hold all permits, licenses, and approvals necessary or required for its operation of the BREF Property; the BREF Property is in material compliance with such permits; and BREF agrees that BREF shall not permit or cause the BREF Property to be used prior to the Closing Date for any activities involving, directly or indirectly the use, generation, treatment, storage or disposal of any Hazardous Substance or Hazardous Waste), other than in a manner in accordance with Environmental Laws;

(K) BREF has not received any written notice of any assessment for public improvements against the BREF Property which remains unpaid; and

(L) Except as shown on Schedule D of the Trade Street Disclosure Schedule, there are no investment advisory or property or other management type agreements between Trade Street and/or BREF and any of the BREF Companies.

(g) No Consents. Each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery and performance of this Agreement or the transactions contemplated hereby by BREF has been obtained or will be obtained on or before the Closing Date, except any of the foregoing the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on the Contributed Apartment.

(h) Representations and Warranties Respecting the Securities Act.

(A) Accredited Investor. BREF is an accredited investor as that term is defined in Rule 501 of Regulation D under the Securities Act.

(B) Purchase Entirely for Own Account. Except as set forth in Section 7.1 hereof, BREF hereby confirms, that the Issued Shares to be acquired by it will be acquired for its own account, for investment purposes only, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that they have no present intention of selling, granting any participation in, or otherwise distributing the same; provided, however, BREF may distribute the Issued Shares owned by it to its members, each of whom is an accredited investor that has no present intention of selling, granting any participation in or otherwise distributing the Issued Shares received thereby. Except as set forth in Section 7.1 hereof, by executing this Agreement, BREF further represent that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Issued Shares.

(C) Disclosure of Information. BREF has had an opportunity to discuss Acquirer’s business, management, financial affairs and the terms and conditions of the placement of the Issued Shares with Acquirer.

(D) Restricted Securities. BREF understands that the Issued Shares has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of their representations as expressed herein. BREF understands that the Issued Shares is “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, it must hold the Issued Shares indefinitely unless it is registered and qualified by state authorities, or an exemption from such registration and qualification requirements is available. BREF acknowledges that Acquirer has no obligation to register or qualify the Issued Shares for resale except as set forth in the Registration Rights Agreement, attached hereto as Exhibit I. BREF further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Issued Shares and on requirements relating to Acquirer which are outside of its control, and which Acquirer is under no obligation and may not be able to satisfy.

(E) Legends. BREF understands that the Issued Shares may bear one or all of the following legends:

(a)	“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)	The legend set forth in, or required by, Section 10 of Acquirer’s Articles of Amendment and Restatement.

(i) Existing BREF Loans. Except as set forth in paragraph 3.3(i) of the BREF Disclosure Schedule, the Existing BREF Loans and the documents entered into in connection therewith (collectively, the “Existing BREF Loan Documents”) are in full force and effect as of the Effective Date and no monetary or material non-monetary default (beyond applicable notice and cure periods) by any party exists under any of such Existing BREF Loan Documents, except where such default would not have a Material Adverse Effect. True and correct copies of the Existing BREF Loan Documents have been made available to Acquirer.

(j) No Conflicts of Interest. Except as set forth in paragraph 3.3(j) of the BREF Disclosure Schedule, BREF is not indebted, directly or indirectly, to any of its members, partners, shareholders, directors, officers or employees, or to their respective spouses or children, or to any affiliate of any of the foregoing (collectively, “BREF Affiliates”), and none of the BREF Affiliates are, directly or indirectly, indebted to BREF, or have any direct or indirect ownership interests in any firm or corporation which competes with BREF or any BREF Company. None of the BREF Affiliates are, directly or indirectly, interested in any material contract with BREF, and none has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familiarly relationship with any of the major business relationship partners, service providers, joint venture members or partners, licensees and competitors of BREF.

(k) Compliance With Laws. In connection with the operation of the BREF Apartment Property, except as set forth in paragraph 3.3(k) of the BREF Disclosure Schedule, the BREF Apartment Property has been maintained and BREF has not received written notice that the BREF Apartment Property is not in compliance in all material respects with all Applicable Laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire safety, conservation, parking, zoning and building laws) whether federal, state or local, except where the failure to so comply would not have a Material Adverse Effect on the BREF Apartment Property.

(l) Brokerage. BREF has not engaged the services of any broker, finder or other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein.

(m) Financial Statements. BREF has delivered to Acquirer preliminary, consolidated, unaudited financial statements for the periods ended December 31, 2011 and 2010, including the consolidated balance sheets and consolidated statements of operations as of and for the years then ended (the “BREF Unaudited Financial Statements”). The BREF Unaudited Financial Statements fairly present in a preliminary respect the financial position of BREF and its Subsidiaries and the results of operations and changes in financial position as of the dates and for the periods specified. The BREF Unaudited Financial Statements have been prepared in accordance with the books and records of BREF and its Subsidiaries.

(n) Absence of Undisclosed Liabilities. Except as disclosed in paragraph 3.3(n) of the BREF Disclosure Schedule, and except as (and to the extent) accrued for in the most recent balance sheet included in the BREF Unaudited Financial Statements, neither BREF nor any of its Subsidiaries has any Liability that might reasonably be expected to be a Liability of Acquirer or the New Operating Partnership after the Closing Date, except for (i) liabilities reflected on the BREF Unaudited Financial Statements, (ii) Liabilities incurred since December 31, 2011 in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated by this Agreement, such as are not reasonably likely to have a Material Adverse Effect; or (iii) Liabilities that are being paid or satisfied at Closing in accordance with the terms hereof.

(o) Exclusive Representations. Except as expressly set forth in this Section 3.3, BREF makes no representation or warranty of any kind, express or implied, in connection with all or any of the BREF Contributed Assets, any of the BREF Companies or BREF Properties, and Acquirer acknowledges that it has not relied upon any other such representation or warranty.

ARTICLE IV

CONDUCT OF BUSINESS PENDING CONTRIBUTION; COVENANTS

4.1 Conduct of Business by Acquirer, the Operating Partnership and their Subsidiaries. Except for matters expressly contemplated by this Agreement, from the Effective Date to the earlier of the Closing and the termination of this Agreement in accordance with Section 5.1 hereof, or to the extent that Trade Street Capital shall otherwise consent in writing, Acquirer shall, and shall cause the Operating Partnership and each Subsidiary to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its present business organization and relationships with third parties and to keep available the services of its present officers and preserve its relationships with its borrowers, lenders and others having business dealings with Acquirer, the Operating Partnership or any Subsidiary, and to conduct the business of Acquirer, the Operating Partnership and their Subsidiaries such that Acquirer will continue to qualify as a REIT. Without limiting the generality of the foregoing, from the Effective Date to the earlier of the Closing and the termination of this Agreement in accordance with Section 5.1 hereof, except as disclosed in paragraph 4.1 of the Acquirer Disclosure Schedule or otherwise specifically provided in this

Agreement, neither Acquirer, the Operating Partnership nor any Subsidiary will (except as expressly permitted in, or contemplated by, this Agreement, or to the extent that Trade Street Capital shall otherwise consent in writing):

(a) (i) except for the Warrants, the shares of Common Stock issuable under their exercise and the Special Distribution, declare, set aside or pay any dividend or make any other actual, constructive or deemed distribution (whether in cash, stock, or property or any combination thereof) in respect of any equity securities of Acquirer, the Operating Partnership or any Subsidiary other than dividends or distributions by the Operating Partnership or any Subsidiary to Acquirer or the Operating Partnership, as applicable, (ii) split, combine or reclassify any of the equity securities of Acquirer, the Operating Partnership or any Subsidiary or issue or authorize for issuance any securities in respect of, in lieu of or in substitution for any equity securities of Acquirer, the Operating Partnership or any Subsidiary or (iii) except for the conversion of any FMP Units into shares of Common Stock, repurchase, redeem or otherwise acquire any of the equity securities of Acquirer, the Operating Partnership or any Subsidiary or any other securities, units, interests, equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents) of Acquirer, the Operating Partnership or any Subsidiary or any rights, warrants or options to acquire any such shares or other securities;

(b) Except for the issuance of the Warrants and the shares of Common Stock issuable upon their exercise, and except for the issuance of shares of Common Stock of Acquirer upon the vesting or settlement of any FMP Units outstanding as of the Effective Date and in accordance with the existing terms of such FMP Units, authorize for issuance, issue, deliver, sell, grant, pledge or encumber, or agree or commit to issue, deliver, sell, grant, pledge or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock (or similar equity interest) of any class or any other securities or units, interests, equity equivalents, any other voting or redeemable securities (including, without limitation, share appreciation rights, “phantom” stock plans, stock based performance units or stock equivalents) or any securities convertible into any such shares, securities, units, interests, equity equivalents, voting securities or convertible or redeemable securities;

(c) except to the extent required to comply with its obligations hereunder or with Applicable Law (and, in such case, upon the prior consent of Trade Street Capital, acting reasonably), alter or amend or propose to alter or amend its corporate charter or bylaws or the organizational or governing documents of the Operating Partnership or any Subsidiary;

(d) except as permitted by Section 4.2(e)(D), (i) merge, consolidate or enter into any other business combination with any other Person (as defined below), (ii) acquire or agree to acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity, or (iii) purchase any equity interest in or all or substantially all of the assets of, any Person or any division or business thereof;

(e) except as disclosed in paragraph 4.1(e) of the Acquirer Disclosure Schedule, sell, lease, license, encumber or otherwise dispose of any of its assets or any interest therein, other than in the ordinary course, or adopt a plan (or a resolution providing for or authorizing) a complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(f) (i) incur any indebtedness or assume or guarantee the indebtedness of another Person, enter into any “keep-well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any capital contributions to, or equity investments in, any other person, other than to Acquirer, the Operating Partnership or any Subsidiary, (iii) prepay, refinance or amend any existing indebtedness, or (iv) fail to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of Acquirer, the Operating Partnership or any Subsidiary;

(g) make, rescind, revoke or change any Tax election or settle or compromise any material Tax Liability of Acquirer, the Operating Partnership or any Subsidiary;

(h) amend any Tax Return, change an annual Tax accounting period, adopt or change any Tax accounting method (except as required by Applicable Law) or execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes; nor shall Acquirer file or permit the filing of any Tax Return of Acquirer, the Operating Partnership or any Subsidiary with any Governmental Authority (as defined below);

(i) (i) fail to maintain its books and records in all material respects in accordance with GAAP, (ii) change any of its methods, principles or practices of financial accounting in effect on the date hereof, other than as required by changes in GAAP as concurred with by Acquirer’s independent auditors, (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iv) revalue in any material respect any of its assets, including writing-off accounts receivable;

(j) make or agree to make any expenditures outside of the ordinary course of business;

(k) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the Acquirer Financial Statements;

(l) waive, release, assign, settle or compromise any pending or threatened litigation, action or claim, including any stockholder derivative or class action claims;

(m) except as otherwise permitted pursuant to this Agreement, (i) modify, amend or terminate any Material Contract, (ii) waive compliance with the terms of or breaches under any Material Contract, (iii) waive, release or assign any material rights or claims under any Material Contract, or (iv) enter into any Material Contract;

(n) except as required by Applicable Law (i) increase the compensation or benefits of any director or officer, (ii) adopt, amend, modify, alter or terminate any Plan, (iii) enter into, amend or modify any employment, consulting, severance, termination or similar agreement with any director, officer or employee, (iv) accelerate the payment of compensation or benefits to any director, officer or employee, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Plan or compensation agreement or arrangement or (vi) take any action that could give rise to severance benefits payable to any officer, director, or employee of Acquirer, the Operating Partnership or any Subsidiary or (vii) hire any employee;

(o) approve, adopt or enter into any stockholders’ rights plan or other anti-takeover measure including, without limitation, taking any action as permitted by Subtitles 6, 7 or 8 of Title 3 of the Maryland General Corporation Law, as amended (the “MGCL”);except as disclosed in paragraph 4.1(o) of the Acquirer Disclosure Schedule, enter into any transaction with any of its Affiliates (as defined below);

(p) fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities;

(q) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the parties to consummate the transactions contemplated by this Agreement; or

(r) authorize any of, or commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation or warranty of Acquirer contained in this Agreement as of the date when made or as of any future date or would result in any of the conditions to the transactions contemplated by this Agreement not being satisfied or in a material delay in the satisfaction of such conditions.

4.2 Additional Covenants of Acquirer.

(a) Filings. As soon as reasonably practicable following the Effective Date, each of the parties to this Agreement shall properly prepare and file any filings required under any federal, state or foreign laws relating to the transactions contemplated hereby or as may be necessary to obtain the consent or approval of any Governmental Authority required in connection with the transactions contemplated hereby (collectively, the “Filings”). Acquirer and Trade Street Capital shall cooperate and consult with each other in connection with the making of all such Filings, including by providing copies of all relevant documents to the non-filing party and its counsel prior to the filing. Neither Acquirer nor Trade Street Capital shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Each of the parties to this Agreement shall promptly notify the other parties of the receipt of any comments on, or any request for amendments or supplements to, any of the Filings by any other Governmental Authority or official, and each of the parties to this Agreement shall supply the other parties with copies of all correspondence between it and its Affiliates and Representatives (as defined below), on the one hand, and any appropriate governmental official, on the other hand, with respect to any of the Filings. Each of the parties hereto shall promptly obtain and furnish the other parties with (a) the information which may be reasonably required in order to make such Filings and (b) any additional information which may be requested by a Governmental Authority and which the parties reasonably deem appropriate.

(b) Access to Information. From the Effective Date to the earlier of the Closing and the termination of this Agreement in accordance with Section 5.1 hereof, Acquirer shall (i) provide Trade Street Capital and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all personnel, officers, employees, agents, accountants, properties and facilities, of Acquirer, the Operating Partnership and their Subsidiaries and the books and records relating to Acquirer, the Operating Partnership and their Subsidiaries, (ii) furnish Trade Street Capital and its Representatives with all such information and data (including copies of Material Contracts, accountant work papers and other books and records) concerning Acquirer, the Operating Partnership and their Subsidiaries and past and present operations of Acquirer, the Operating Partnership and their Subsidiaries as Trade Street Capital or any of such Representatives reasonably may request in connection with such investigation, and (iii) furnish reasonably promptly to Trade Street Capital a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of any Governmental Authority.

(c) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable, including by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed. Acquirer and Trade Street Fund, BREF and Trade Street Capital will cooperate and use their respective reasonable best efforts to obtain as promptly as practicable all consents, approvals and waivers required by third persons so that all permits and contracts of Acquirer, the Operating Partnership and their Subsidiaries will remain in full force and effect after the Closing.

(d) Notice. Acquirer shall give prompt notice to Trade Street Capital and Trade Street Capital shall give prompt notice to Acquirer, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any material respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(e) No Solicitation.

(A) During the period beginning on the Effective Date and continuing until the Closing or, if earlier, the termination of this Agreement in accordance with Section 5.1, Acquirer agrees that neither it, the Operating Partnership nor any Subsidiary shall, and that it shall direct its and their respective Representatives not to, directly or indirectly, (i) solicit, participate in, initiate, knowingly facilitate or encourage (including by way of furnishing information), or knowingly take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal (including by way of making any public announcement of its intention to do any of the foregoing), (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Competing Proposal, or (iii) enter into any agreement (or agreement in principle) with respect to a Competing Proposal. For purposes of this Agreement, a “Competing Proposal” shall mean any inquiry, proposal, offer or expression of interest by any Person other than Trade Street Capital and its Affiliates, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving Acquirer, the Operating Partnership or any Subsidiary, (b) sale, exchange, transfer or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Acquirer, the Operating Partnership or any Subsidiary representing 15% or more of the consolidated total assets of Acquirer, the Operating Partnership and their Subsidiaries to a single purchaser or group of related purchasers, (c) issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction), other than to Trade Street Capital or any of its Affiliates, of securities (or options, rights or warrants to purchase, or securities convertible into or redeemable for, such securities, including FMP Units) representing 15% or more of the votes associated with the outstanding Common Stock of Acquirer, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall acquire “beneficial ownership” (as such term is defined in Rule 13d 3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the outstanding shares of any class of voting securities of Acquirer, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Acquirer in which a Person other than Trade Street Capital or its Affiliates shall acquire beneficial ownership of 15% or more of the outstanding shares of any class of voting securities of Acquirer or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Competing Proposal” shall not include the transactions contemplated by this Agreement.

(B) Notwithstanding the limitations set forth in Section 4.2(e)(A), at any time from the Effective Date and continuing until the earlier of the Closing and the termination of this Agreement pursuant to Section 5.1, if Acquirer or any of its Representatives receives an unsolicited written Competing Proposal that the Acquirer Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, (i) constitutes a Superior Proposal (as defined below) or (ii) could reasonably be expected to result in a Superior Proposal, then Acquirer may take the following actions: (x) furnish non-public information to the Person making such Competing Proposal (if, and only if, prior to so furnishing such information, Acquirer receives from the Person an executed confidentiality agreement with confidentiality provisions (including customary standstill and non-solicitation provisions for such a transaction) in form no more favorable in the aggregate to such Person than those confidentiality provisions contained in the Confidentiality Agreement with Trade Street Capital) and (y) engage in discussions or negotiations with such Person with respect to such Competing Proposal. For purposes of this Agreement, the term “Superior Proposal” means a bona fide written Competing Proposal (on its most recently amended and modified terms, if amended and modified, and except that, for purposes of this definition, the references in the definition of “Competing Proposal” to “15%” shall be replaced by “more than 50%”) made by a Person other than Trade Street Fund, Trade Street Capital or its Affiliates (which Competing Proposal was not solicited, initiated, encouraged or facilitated in violation of Section 4.2(e)(A) of this Agreement) that the Acquirer Board determines (after taking into account all aspects of the Competing Proposal, the party making the Competing Proposal and any amendments proposed by Trade Street Capital to this Agreement in response to receipt by Acquirer of such Competing Proposal) in its good faith judgment (after receiving the advice of its independent financial advisors and outside legal counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the likelihood and timing of consummation and the financing terms thereof) is superior from a financial point of view to the transactions set forth in this Agreement and which the Acquirer Board has determined in good faith (after receiving the advice of its independent financial advisors and outside legal counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated without undue delay (taking into account the financeability of such proposal and any material contingencies).

(C) Acquirer shall promptly (and in any event no later than 24 hours) notify Trade Street Capital if Acquirer, the Operating Partnership or any Subsidiary or its or their respective Representatives receives (i) any Competing Proposal or (ii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, including during the period from the Effective Date to the Closing Date (or earlier termination of this Agreement). Acquirer shall notify Trade Street Capital promptly (and in any event no later than 24 hours) of the identity of such Person and provide a copy of such Competing Proposal, inquiry or request (or, where no such copy is available, a written description of such Competing Proposal, inquiry or request), including any material modifications thereto. Acquirer shall keep Trade Street Capital reasonably informed on a current basis (and in any event no later than 48 hours) after the occurrence of any material changes or developments of the status of any Competing Proposal, inquiry or request (including the material terms and conditions thereof and of any material modification thereto). Without limiting the foregoing, Acquirer shall promptly (within 48 hours) notify Trade Street Capital orally or in writing if it determines to begin providing or making available information or to engage in discussions or negotiations concerning a Competing Proposal pursuant to Section 4.2(e)(B). Acquirer agrees that it will not enter into any confidentiality agreement with any person subsequent to the Effective Date which prohibits Acquirer from providing any such information to Trade Street Capital.

(D) Other than in accordance with this Section 4.2(e)(D), the Acquirer Board shall not (i) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Competing Proposal; (ii) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer (each of the foregoing actions specified in clauses (i) and (ii), a “Change of Recommendation”); or (iii) authorize Acquirer to enter into any letter of intent, merger, acquisition, or similar agreement with respect to any Competing Proposal other than any confidentiality agreement to be entered into by Acquirer as contemplated by this Section 4.2(e) (each a “Acquirer Acquisition Agreement”); provided, however, that, in response to the receipt of a Superior Proposal that has not been withdrawn or abandoned, the Acquirer Board may, at any time prior to Closing, make either (x) a Change of Recommendation and/or (y) terminate this Agreement in accordance with Section 5.1 hereof to enter into an Acquirer Acquisition Agreement with respect to such Superior Proposal (a “Superior Termination”); provided further, that, the Acquirer Board may not effect such Change of Recommendation or a Superior Termination, in each case in connection with a Superior Proposal, unless all of the following conditions have been met: (1) Acquirer shall have provided prior written notice to Trade Street Capital, at least two (2) business days in advance (the “Notice Period”), of its intention to effect a Change of Recommendation and/or Superior Termination in response to such Superior Proposal, which notice shall in addition specify the material terms and conditions (including price) of any such Superior Proposal (including the identity of the Person or group of Persons making the Superior Proposal), and contemporaneously with providing such notice shall have provided a copy of the relevant proposed Acquirer Acquisition Agreement and other material documents related thereto (provided, that, no information need be provided regarding the terms, structure or other financial information regarding any debt financing commitments) with the party making such Superior Proposal (all such additional specified information being deemed the “Superior Proposal Information”); (2) prior to effecting such Change of Recommendation and/or Superior Termination in response to a Superior Proposal, Acquirer shall, and shall cause its legal and financial advisors to, during the Notice Period, negotiate with Trade Street Capital in good faith (to the extent Trade Street Capital desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute a Superior Proposal; and (3) the Acquirer Board shall have determined in good faith, after consultation with Acquirer’s outside legal counsel, that the failure of the Acquirer Board to effect a Change of Recommendation and/or Superior Termination would be inconsistent with the directors’ fiduciary duties under Applicable Law.

(E) If during the Notice Period any revisions are made to the Superior Proposal to which the final proviso of Section 4.2(e)(D) applies and the Acquirer Board or any committee thereof in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), Acquirer shall be required to deliver a new written notice to Trade Street Capital and to comply with the requirements of such proviso with respect to such new written notice.

(F) Except in connection with Acquirer’s entry into an Acquirer Acquisition Agreement in accordance with this Section 4.2(e), Acquirer shall not take any action to exempt any Person (other than Trade Street Capital or any of its Affiliates) from any ownership limitation contained in Acquirer’s charter or any applicable provision of the MGCL that then applies to Acquirer that would prohibit a change of control of Acquirer.

(f) Director and Officer Liability Insurance. Prior to the Closing, Acquirer shall be entitled to, and shall, purchase a “tail” insurance policy (which policy by its express terms shall survive the Closing), of at least the same coverage and amounts containing terms and conditions that are no less favorable to the directors and officers of Acquirer, the Operating

Partnership and their Subsidiaries as Acquirer’s, the Operating Partnership’s and their Subsidiaries’ existing policy or policies, and from insurance carriers with comparable credit ratings, for the benefit of the current and former officers and directors of Acquirer, the Operating Partnership and their Subsidiaries with a claims period of six years from the Closing with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred at or prior to the Closing. Acquirer shall be liable for the payment of all premiums in respect of such “tail” insurance policy or policies.

(g) Public Announcements. Acquirer and Trade Street Capital shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law if the party issuing such press release or making such public statement has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement or filing is required to be released or furnished pursuant to such law or rules.

(h) Payment of Special Distribution. Acquirer hereby covenants that Acquirer shall on the day preceding the Closing Date (the “Record Date”) declare a special distribution in an amount equal to $0.05 per share of Common Stock payable to holders of record of Acquirer’s Common Stock and holders (other than Acquirer or its Affiliates) of record of FMP Units as of the Record Date (the “Special Distribution”). The Special Distribution shall be payable upon the earlier of (A) the date Acquirer sells the property commonly referred to as the “JCP Northgate” parcel, in which case the Special Distribution shall be payable in cash no later than five (5) business days following the closing of the sale of the property (but in no event more than sixty (60) days after the Record Date), or (B) sixty (60) days after the Record Date, in which case the Special Distribution shall be payable in shares of Common Stock based upon a price per share of Common Stock equal to $0.12. In no event shall the Special Distribution be payable in cash if the amount of cash held by Acquirer as of the time the Special Distribution is paid is less than the total amount of the Special Distribution.

(i) Issuance of Warrants. At the Closing, Acquirer shall issue the Warrants to its stockholders of record as of the close of business on the day immediately before the Closing Date and to holders of FMP Units as of such time, ratably based on the aggregate number of shares of Common Stock and FMP Units outstanding at such time, in the form attached hereto as Exhibit A, which Warrants will be issued as of the Closing Date.

(j) Form 10; American Stock Exchange Listing. Acquirer shall provide all information concerning Acquirer and its business and assets as may be requested in connection with, and shall otherwise cooperate with Trade Street Capital in, the preparation and filing of a registration statement on Form 10 registering the Common Stock under Section 12(b) of the Exchange Act and in the preparation and filing of an application to list the Acquirer Common Stock for trading in the American Stock Exchange stock market.

(k) Board of Directors. Acquirer will take such actions such that at the time of Closing, the Acquirer Board will be comprised of seven (7) persons, six (6) of whom will be designated by Trade Street Capital (three (3) of whom shall be independent under the listing standards of the American Stock Exchange market) and one director designated by FMP (who shall be independent under the listing standards of the American Stock Exchange market).

(l) Waiver of Ownership Limitation; Approval of Acquisition. Subject to the submission by Trade Street or BREF of an ownership limit waiver request in form and substance reasonably satisfactory to the Acquirer Board, the Acquirer Board shall, except to the extent that such action would adversely affect Acquirer’s REIT status, take such action as is reasonably necessary to waive any limitation, whether under Acquirer’s charter, bylaws or the MGCL, on Trade Street Fund’s or BREF’s ownership of shares of the Issued Shares and otherwise permit Trade Street Fund and BREF and their Affiliates to hold, vote and otherwise enjoy all incidents of ownership with respect to the Issued Shares, as applicable. Specifically, except to the extent that such action would adversely affect Acquirer’s REIT status, the Acquirer Board shall take all action necessary to exempt the transaction contemplated by this Agreement and the ownership of the Issued Shares by Trade Street Fund, BREF and their Affiliates from all restrictions on ownership and future conduct imposed by Subtitles 6 and 7 of Title 3 of the MGCL and any other Applicable Law restricting the rights of Trade Street Fund, BREF and their Affiliates to hold, vote and otherwise enjoy all incidents of ownership of the Issued Shares (subject, in all events, to the registration requirements of the Securities Act).

(m) Formation of the New Operating Partnership. Acquirer shall take such action, subject to review and approval by Trade Street Capital and its counsel, to form the New Operating Partnership and to adopt, execute and make effective the New Operating Partnership Agreement.

(n) Charter Amendments. Acquirer shall take such action, subject to review and approval by Trade Street Capital and its counsel, to authorize the filing of the Charter Amendments, as described in Section 2.2(b)(H) hereof.

4.3 Conduct of Business by Trade Street Fund, Trade Street Capital, the Companies, BREF and the BREF Companies. Except for matters expressly contemplated by this Agreement, from the Effective Date to the earlier of the Closing and the termination of this Agreement in accordance with Section 5.1 hereof, or to the extent that Acquirer shall otherwise consent in writing, Trade Street Fund and Trade Street Capital and BREF shall, and shall cause each Company (to the extent of the Contributed Apartment Assets) and each BREF Company (to the extent of the Contributed BREF Assets), respectively, to conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its present business organization and relationships with third parties and to keep available the services of its present officers and preserve it relationships with its borrowers, lenders and others having business dealings with Trade Street Fund, Trade Street Capital, any Company, BREF or any BREF Company. Without limiting the generality of the foregoing, from the Effective Date to the earlier of the Closing and the termination of this Agreement in accordance with Section 5.1 hereof, except as disclosed in paragraph 4.3 of the Trade Street Disclosure Schedule or paragraph 4.3 of the BREF Disclosure Schedule, as applicable, or otherwise specifically provided in this Agreement, neither Trade Street Fund, Trade Street Capital, any Company, BREF nor any BREF Company will (except as expressly permitted in, or contemplated by, this Agreement, or to the extent that Acquirer shall otherwise consent in writing):

(a) permit any change in the assets, liabilities, financial condition or operating results of Trade Street Fund, Trade Street Capital or any of the Companies, or BREF or any of the BREF Companies, from that reflected in the Trade Street Financial Statements or the BREF Unaudited Financial Statements, as applicable, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b) except to the extent required to comply with its obligations hereunder or with Applicable Law (and, in such case, upon the prior consent of Acquirer, acting reasonably), alter or amend or propose to alter or amend the organizational or governing documents of any Company or BREF Company;

(c) except as disclosed in paragraph 4.3(c) of the Trade Street Disclosure Schedule or BREF Disclosure Schedule, as applicable, sell, lease, license, encumber or otherwise dispose of any of the Contributed Assets or BREF Assets, as applicable, or any interest therein, other than in the ordinary course, or adopt a plan (or a resolution providing for or authorizing) a complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(d) (i) incur any indebtedness or assume or guarantee the indebtedness of another Person, enter into any “keep-well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than in the ordinary course of business construction indebtedness incurred pursuant to an existing construction loan with respect to which a BREF Company is a party, (ii) make any capital contributions to, or equity investments in, any other person other than any of the Companies or BREF Companies, as applicable, or (iii) fail to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to the Existing Loans or Existing BREF Loans, as applicable;

(e) allow any Company or BREF Company, as applicable, to make or agree to make any expenditures outside of the ordinary course of business;

(f) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business;

(g) with respect to Trade Street Fund or Trade Street Capital, and except as otherwise permitted pursuant to this Agreement, (i) modify, amend or terminate any Contributed Operating Business Contract, (ii) waive compliance with the terms of or breaches under any Contributed Operating Business Contract, (iii) waive, release or assign any material rights or claims under any Contributed Operating Business Contract, or (iv) enter into any material contract outside of the ordinary course of business;

(h) except as disclosed in paragraph 4.3(h) of the Trade Street Disclosure Schedule or the BREF Disclosure Schedule, as applicable, enter into any transaction with any of the Trade Street Affiliates;

(i) fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities;

(j) except as disclosed in paragraph 4.3(j) of the Trade Street Disclosure Schedule or the BREF Disclosure Schedule, as applicable, permit any material change to a material contract or agreement by which the Trade Street Fund, Trade Street Capital, any of the Companies, BREF, any of the BREF Companies or any of their respective assets is bound or subject including, without limitation the Contributed Operating Business Contracts;

(k) allow any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder or member, as applicable;

(l) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the parties to consummate the transactions contemplated by this Agreement;

(m) authorize any of, or commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation or warranty of Trade Street Fund or Trade Street Capital or BREF contained in this Agreement as of the date when made or as of any future date or would result in any of the conditions to the transactions contemplated by this Agreement not being satisfied or in a material delay in the satisfaction of such conditions;

(n) permit any sale, assignment or transfer of any of the Properties, BREF Properties or Contributed Operating Business Contracts; and

(o) allow any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect.

4.4 No Prorations or Adjustments. Inasmuch as the parties intend that the pooling of interests form of accounting treatment apply to the transactions subject to this Agreement, there shall be no prorations, apportionments or other adjustments of revenue, expenses, taxes, interest on indebtedness or reimbursement of deposits and reserves, or reduction or disbursement of cash on hand to Trade Street Fund, Trade Street Capital or BREF other than to pay costs and expenses incurred in the ordinary course of business, relating to the Properties, the BREF Properties or the Contributed Operating Businesses.

ARTICLE V

TERMINATION, AMENDMENT, WAIVER

5.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) upon the mutual written consent of Acquirer and Trade Street Capital;

(b) by Acquirer if, and only after (i) the Acquirer Board complies with Section 4.2(e)(D) and (ii) Acquirer pays the Termination Fee, as described in Section 5.2(b) below;

(c) by a party hereto (so long as such party is not in breach hereof) on or after July 31, 2012, if the Closing has not occurred on or prior to such date; or

(d) by a non-breaching party in the event of a material breach of this Agreement by the other party, upon written notice of such a breach to the breaching party. and such breach is incapable of being cured prior to July 31, 2012, or, if capable of being so cured, has not been cured by the breaching party within ten days of the breaching party’s receipt of written notice thereof; or

(e) by either party in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any governmental Authority shall it have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall it become final and nonappealable.

5.2 Fees and Expenses.

(a) Expenses. Whether or not the Closing is consummated and except as otherwise provided in this Agreement, including, without limitation, Section 5.2(b), each party shall bear its own expenses (including out-of-pocket fees and expenses of any advisors, counsel and accountants, incurred by the party or on its behalf) in connection with this Agreement and the transactions contemplated by this Agreement. Notwithstanding the foregoing, Trade Street Capital shall be responsible for fees directly due and payable to Grant Thornton LLP (the “GT Fees”) in connection with Grant Thornton LLP’s performance of the audit of Acquirer’s 2011 financial statements, and shall either reimburse Acquirer for the GT Fees paid by Acquirer (provided that Acquirer provides evidence of the same to Trade Street Capital) or pay Grant Thornton LLP directly for the GT Fees.

(b) Termination Fee. If Acquirer seeks to terminate this Agreement pursuant to Section 5.1(b) hereof, Acquirer shall pay to Trade Street Capital, within three (3) business days following such termination, by wire transfer in immediately available United States funds a termination fee in the amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the “Termination Fee”). No termination of this Agreement pursuant to Section 5.1(b) will be effective unless and until the Termination Fee shall have been paid pursuant to this Section 5.2(b).

5.3 Enforcement of Agreement. If either Trade Street Fund, Trade Street Capital and BREF, on the one hand, or Acquirer, on the other hand, fails to complete Closing pursuant to this Agreement for any reason, other than due to or as the result of (a) the failure of any condition precedent to such party’s obligations under this Agreement to be satisfied, or (b) the failure on the part of the other party to perform its obligations hereunder, then the non-breaching party shall have the right to elect such remedies as are available to it at law or in equity, including the right to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent any such breach (or threatened breach) of this Agreement, without posting any bond or other undertaking, and the parties further agree that if the remedy of specific performance is not available to the non-breaching party, other than as the result of a judicial denial of the requested relief, as indicated in an opinion from the non-breaching party’s counsel to that effect concurred in by the breaching party’s counsel, then the non-breaching party shall have the right to terminate this Agreement in accordance with Section 5.1(d) hereof, and the breaching party shall pay to the non-breaching party the sum of $250,000.00 as liquidated damages within 5 business days of the date of such termination. The parties acknowledge and agree that each of Trade Street Fund, Trade Street Capital and BREF, on the one hand, and Acquirer, on the other hand, would be irreparably damaged by the other party’s failure to complete Closing as above provided, and that any such breach of this Agreement by the other party could not be adequately compensated by monetary damages alone and that the amount of damages resulting from the breach of this Agreement by a breaching party would be difficult or impossible to accurately ascertain.

5.4 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement.

5.5 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the provisions of Section 5.3, waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VI

SURVIVAL; CLAIMS

6.1 Survival Representations and Warranties. The representations and warranties of Acquirer and the Operating Partnership shall survive the Closing for the applicable limitations period for bringing a claim for breach of contract. The representations and warranties of Trade Street Fund and Trade Street Capital and BREF shall not survive the Closing and shall thereupon terminate. Unless specifically contemplated herein, covenants shall not survive the Closing.

ARTICLE VII

GENERAL PROVISIONS

7.1 Acknowledgment with Respect to Transfer of Issued Shares and New OP Units. Acquirer acknowledges that: (i) Trade Street Fund and BREF intend to dissolve and liquidate as soon as practical after Closing and that, in connection with such dissolution and liquidation, Trade Street Fund intends to distribute its Common Stock to its partners and BREF intend to distribute its Common Stock and its Class A Preferred Stock to its members, which distributions Acquirer acknowledges shall not be restricted in any manner by this Agreement; (ii) Trade Street Capital intends to distribute its Common OP Units, Class B Preferred OP Units and Class C Preferred OP Units to its equity owners, the Baumanns, and the Baumanns intend to transfer their Common OP Units, Class B Preferred OP Units and Class C Preferred OP Units to one or more trusts established by them for the benefit of themselves and their families, which distributions and transfers Acquirer acknowledges shall not be restricted in any manner by this Agreement; (iii) all assets of Trade Street Fund and BREF that are not distributed after Closing to their respective partners and members, including all rights of Trade Street Fund and BREF under this Agreement, will be assigned by Trade Street Fund to one or more trusts established to handle its wind-up and liquidation for the benefit of its partners and will be assigned by BREF to one or more trusts established by BREF to handle its wind-up and liquidation for the benefit of its members, and Acquirer hereby agrees that any such trust will be deemed an express third party beneficiary of this Agreement entitled to enforce same to the same extent as if a party hereto; and (iv) that Trade Street Fund and BREF shall at all times provide in the documentation establishing each trust that Acquirer shall be an express third party beneficiary entitled to enforce its rights under this Agreement against such trust, which inclusion in each trust agreement is a condition to the applicability of clauses (i) through (iii) hereof.

7.2 Notices. Any notice provided for by this Agreement and any other notice, demand, or communication required hereunder shall be in writing and either delivered in person (including by confirmed facsimile transmission) or sent by hand delivered against receipt or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows:

Acquirer and the Operating Partnership:

Feldman Mall Properties, Inc.

Attention: James W. Sight, President

2100 Brookwood

Shawnee Mission, KS 66208

Fax No.: 913.362.0048

with a copy to (which shall not constitute notice):

John F. Dougherty, Jr.

Senior Vice President, General Counsel & Secretary

2005 Market Street, Suite 2600

Philadelphia, PA 19103

Fax No.: 215.564.8120

and

Jay Bernstein, Esquire

Clifford Chance USA LLP

31 West 52nd Street

New York, NY 10019

Fax No.: 212.878.8375

Trade Street Fund and Trade Street Capital:

Trade Street Property Fund I, LP

Attention: Michael Baumann

19950 West Country Club Drive, Suite 800

Aventura, FL 33180

Fax No.: 786-248-3679

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

Attention: John A. Good

100 Peabody Place, Suite 900

Memphis, Tennessee 38103

Fax No.: 888.543.4644

BREF:

BCOM Real Estate Fund, LLC

Attention: Michael Baumann

19950 West Country Club Drive, Suite 800

Aventura, FL 33180

Fax No.: 786-248-3679

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

Attention: John A. Good

100 Peabody Place, Suite 900

Memphis, Tennessee 38103

Fax No.: 888.543.4644

Any address or name specified above may be changed by a notice given by the addressee to the other party. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or receipt set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to deliver or rejection or refusal to accept.

7.3 Entire Agreement. This Agreement, the schedules, exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

7.5 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

7.6 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

7.7 Incorporation. All schedules and exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

7.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.9 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.10 Time is of the Essence. With regard to dates and time periods set forth herein, time is of the essence.

7.11 Waiver of Jury Trial. Each of the parties irrevocably waives any and all rights to trial by jury in any action or preceding between the parties arising out of this Agreement and the transactions contemplated hereby.

7.12 Assignment. No party hereto may assign any rights hereunder except that Trade Street Fund or Trade Street Capital may assign any of its rights hereunder to its owners or partners.

7.13 Consent to Jurisdiction; Venue. The parties hereby irrevocably consent to the exclusive jurisdiction and venue for any claims and proceedings pursuant to this Agreement and the transactions contemplated hereby in the state courts of the state of Florida located in Miami-Dade County and federal courts located in the Southern District of Florida.

7.14 Definitions.

(a) Defined Terms. As used herein, the terms set forth below shall have the following meanings:

(A) “Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

(B) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(C) “Governmental Authority” means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other Governmental Authority or quasi-governmental authority.

(D) “Issued Shares” means collectively shares of Common Stock and Class A Preferred Stock of Acquirer issued to BREF pursuant to the terms of this Agreement.

(E) “Knowledge” means the actual knowledge, without inquiry or duty of inquiry, of such party or the officers of such party who have reason to know such information.

(F) “Law” means any U.S. federal or state law, local or municipal law, or foreign or other law, statute, constitution, ordinance, code, edict, decree, judgment, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of a Governmental Authority.

(G) “Liability” means any liability, indebtedness, lien, claim, assertion, accrued expense, account payable, obligation or other responsibility to pay any amount of money or perform any task and includes all claims against and obligations of any Person, whether fixed or contingent, asserted or unasserted, liquidated or unliquidated, of any nature whatsoever. For the avoidance of doubt, and without limiting the generality of this definition, a Liability shall include any obligation to indemnify any Person, any Tax, any obligation under ERISA or otherwise with respect to any Plan, any obligation under or claim arising or assertable under the Americans with Disabilities Act, any obligation (for cleanup, money damages, or injunction) arising under any Applicable Law involving the protection of the environment, any obligation under any “bad boy” carve-out or environmental indemnity under any past or present loan agreement, mortgage, deed of trust or other evidence of indebtedness with respect to any real property now or previously owned by Acquirer, the Operating Partnership or any Subsidiary (including any entity that formerly was a subsidiary of Acquirer, the Operating Partnership or any Subsidiary).

(H) “Lien” means, with respect to any properties or assets, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, security interest, lien, Tax lien, assessment, adverse claim, levy, charge, liability or encumbrance in respect of such properties or assets.

(I) “Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operation of the applicable party and its Subsidiaries, taken as a whole or, if applicable, property.

(J) “Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any federal, state, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality.

(K) “Plan” means (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and (ii) each stock purchase, stock option, equity (or equity-based), severance, employment, consulting, retention, or change-of-control, bonus, incentive, deferred compensation, fringe benefit and other compensation or benefit plan, agreement, program, policy, practice, commitment or other arrangement, whether or not subject to ERISA, for the benefit of current or former directors, officers or employees of Acquirer, the Operating Partnership or any Subsidiary and maintained or sponsored by Acquirer, the Operating Partnership or any Subsidiary or and beneficiary or dependent thereof or to which Acquirer, the Operating Partnership or any Subsidiary contributes or has the obligation to contribute, excluding multiemployer plans within the meaning of Section 3(37) of ERISA.

(L) “Representative” means any one or more of a party’s officers, directors, employees, agents, counsel, accountants, financial advisors, lenders, consultants or other Representatives.

(M) “Subsidiary” means, when used with reference to any party, any corporation, limited liability company, partnership, trust joint venture, or other legal entity, whether incorporated or unincorporated, of which: (a) such party or any other subsidiary of such party is a general partner, manager or Person who possesses, by statute, contract or otherwise, the power and authority to direct and control the activities of such corporation, limited liability company, partnership, trust, joint venture or other organization; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership, trust, joint venture or other organization is held by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries; or (c) at least 50% of the equity securities therein is, directly or indirectly, owned or controlled by such party of by one or more of its subsidiaries, or by such party and any one or more of its subsidiaries.

(N) “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

(O) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Acquirer	Recitals
Acquirer Acquisition Agreement	4.2(e)(D)
Acquirer Board	1.4(e)(C)(viii)
Acquirer Disclosure Schedule	3.1
Acquirer Financial Statements	3.1(m)
Acquirer Interim Financial Statements	3.1(m)
Acquirer Legal Opinion	2.2(b)(E)
Acquirer Year-End Financial Statements	3.1(m)
Adjusted Liquidation Preference	1.4(e)(C)(i)
Affiliate	7.13(a)
Agreement	Recitals
Applicable Law	3.1(h)
Articles Supplementary	2.2(b)(H)
Base Equity Amount	1.4(E)(C)(ii)
Baumanns	Recitals
BCOM Investment	1.4(f)
BREF	Recitals
BREF Apartment Company	Recitals
BREF Apartment Property	Recitals
BREF Company	Recitals
BREF Contributed Apartment Asset	Recitals
BREF Contributed Assets	Recitals
BREF Disclosure Schedule	3.3
BREF Lender	1.6
BREF Properties	Recitals
BREF Required Consent	1.6
BSF	1.4(f)
Cash Distribution	1.4(b)(D)
Change of Control	1.4(b)(A)
Change of Control Announcement	1.4(b)(B)
Change of Recommendation	4.2(e)(D)
Charter Amendments	2.2(b)(H)
Class A Preferred Stock	1.4(e)(C)(iii)
Class B Preferred OP Unit	1.4(b)(D)
Class C Preferred OP Unit	1.4(b)(E)
Closing	2.1
Closing Date	2.1
Code	Recitals
COB Owners	Recitals
Common OP Unit	1.4(b)(C)
Common Stock	Recitals
Company	Recitals
Competing Proposal	4.2(e)(A)
Contingent Equity Payment	1.4(e)(C)(iv)
Contributed Assets	Recitals
Contributed Apartment Assets	Recitals
Contributed Apartment Assets Assignment	2.3(a)(A)
Contributed Development Assets Assignment	2.3(a)(B)
Contributed Development Properties	Recitals
Contributed Equity Value	1.4(e)
Contributed Operating Business	Recitals
Contributed Operating Businesses Assignment	2.3(a)(E)
Contributed Operating Business Contracts	1.2
Contributed Post Oak JV Asset Assignment	2.3(a)(D)
Default	3.1(h)

Term	Section
Development Lender	1.6
Development Properties	Recitals
Disposition	1.4(E)(C)(v)
Disposition Price	1.4(E)(C)(vi)
Effective Date	Recitals
ERISA	7.13(a)
Event of Bankruptcy or Liquidation	1.4(b)(F)
Exchange Act	4.2(e)(A)
Existing BREF Loan	1.6
Existing BREF Loan Documents	3.3(i)
Existing Instrument	3.1(h)
Existing Loan	1.5
Existing Loan Documents	3.2(j)
Filings	4.2(a)
FMP Units	Recitals
GAAP	3.1(m)
Governmental Authority	7.13(a)
GT Fees	5.2(a)
Initial Common Stock Payment	1.4(e)(A)
Initial Preferred Stock Payment	1.4(e)(A)
Issued Shares	7.13(a)
Law	7.13(a)
Lender	1.5
Liability	7.13(a)
Lien	7.13(a)
Liquidated Preference	1.4(e)(C)(iii)
Knowledge	7.13(a)
MGCL	4.1(o)
Material Adverse Effect	7.13(a)
Material Contracts	3.1(q)
Member’s Consent	Recitals
New Operating Partnership	Recitals
New Operating Partnership Agreement	2.2(b)(B)
New Operating Partnership Units	1.4(b)(D)
Notice Period	4.2(e)(D)
Operating Company Contributed Value	1.4(b)
Operating Partnership	Recitals
OP Units	1.3(b)
Person	7.13(a)
PIK Distribution	1.4(b)(D)
Plan	7.13(a)
Preferred OP Liquidation Amount	1.4(b)(D)
Preferred Unit Liquidation Preference	1.4(b)(D)
Promissory Note	Recitals
Property	Recitals
Record Date	4.2(h)
REIT	Recitals
REIT Qualification Opinion	2.2(b)(F)
Representative	7.13(a)
Required Consent	1.6
Securities Act	1.3(c)
Special Distribution	4.2(h)
Stabilization	1.4(e)(C)(vii)
Stabilized Value	1.4(e)(C)(viii)
Subsidiary	7.13(a)

Term	Section
Superior Proposal	4.2(e)(B)
Superior Proposal Information	4.2(e)(D)
Superior Termination	4.2(e)(D)
Tax	7.13(a)
Tax Return	7.13(a)
Tender Offer Announcement	1.4(b)(G)
Termination Fee	5.2(b)
Trade Street Adviser	Recitals
Trade Street Affiliates	3.2(n)
Trade Street Capital	Recitals
Trade Street Capital Unaudited Statements	3.2(m)
Trade Street Disclosure Schedule	3.2
Trade Street Financial Statements	3.2(m)
Trade Street Fund	Recitals
Trade Street Fund Audited Financial Statements	3.2(m)
Trade Street Fund Financial Statements	3.2(m)
Trade Street Fund Unaudited Financial Statements	3.2(m)
Trade Street Legal Opinion	2.2(a)(G)
Trade Street Required Consent	1.6
TSIA	3.2
Warrants	Recitals

(c) Any defined terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

[Signature Page Follows]

[Counterpart Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the undersigned have entered into this Contribution Agreement as of the Effective Date.

TRADE STREET FUND:			TRADE STREET CAPITAL:

Trade Street Property Fund I, LP			Trade Street Capital, LLC

			By:	/s/ Michael Baumann
By: BSF-TSC GP, LLC, its general partner			Name:	Michael Baumann
			Title:	President
By:	/s/ Michael Baumann
Name:	Michael Baumann
Title:	President

BREF:

BCOM Real Estate Fund, LLC

By: BCOM Investment Manager, LLLP, its managing member

By: BCOM Manager GP, Inc., its general partner

	By:	/s/ Michael Baumann
	Name:	Michael Baumann
	Title:	President

[Counterpart Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the undersigned has entered into this Contribution Agreement as of the Effective Date.

ACQUIRER:

Feldman Mall Properties, Inc.

By:	/s/ James W. Sight
Name:	James W. Sight
Title:	President

[Counterpart Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the undersigned has entered into this Contribution Agreement as of the Effective Date.

OPERATING PARTNERSHIP:

Feldman Equities Operating Partnership, LP

By:	Feldman Holdings Business Trust I, its general partner

By:	/s/ James W. Sight
Name:	James W. Sight
Title:	President

[Counterpart Signature Page to Contribution Agreement]

The undersigned execute this Agreement in their capacities as the general partner and limited partners of Trade Street Investment Adviser, LLLP and join in this Agreement solely for the purpose set forth in Section 3.2 hereof.

GENERAL PARTNER:

Trade Street Adviser GP, Inc.

By:	/s/ Michael Baumann
Name:	Michael Baumann
Title:	President

LIMITED PARTNERS:

/s/ Michael Baumann
Michael Baumann

/s/ Heidi Baumann
Heidi Baumann

[Counterpart Signature Page to Contribution Agreement]

The undersigned executes and joins in this Agreement solely for the purpose set forth in Section 3.2 hereof.

POST OAK JV PARTNER:

Post Oak Partners, LLC

By: Trade Street Residential, LLC, its manager

By:	/s/ Michael Baumann
Name:	Michael Baumann
Title:	Manager

Exhibit A

Warrant

See attached.

TRADE STREET RESIDENTIAL, INC.

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (the “Agreement”) is made as of June 1, 2012, between TRADE STREET RESIDENTIAL, INC., a Maryland corporation, with offices at 19950 West Country Club Drive, Suite 800, Aventura, Florida (the “Company”), and American Stock Transfer & Trust Company, LLC, with offices at 6201 15th Avenue, Brooklyn, New York 11219 (the “Warrant Agent”).

WHEREAS, the Board of Directors of the Company has authorized the issuance to stockholders of record of the Company as of the date immediately prior to the consummation of the transactions contemplated by that certain Contribution Agreement, dated April 23, 2012, by and between Feldman Mall Properties, Inc., Feldman Equities Operating Partnership, LP, BCOM Real Estate Fund, LLC, Trade Street Property Fund I, LP, Trade Street Capital, LLC, Post Oak Partners, LLC, Trade Street Adviser GP, Inc., Michael Baumann and Heidi Baumann, of non-transferrable warrants (the “Warrants”), to purchase, at an exercise price of $0.144 per share (subject to adjustment as described herein), 1.37 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) for each share of Common Stock held by such stockholder as of the record date;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, exercise and cancellation of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF WARRANT AGENT

The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	WARRANTS

2.1 Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto (the “Warrant Certificate”), the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the

Chief Executive Officer, President, Chief Financial Officer or Secretary of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2	Effect of Countersignature. Unless and until countersigned by the Warrant Agent in accordance with this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3	Registration.

2.3.1	Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for registration of original issuance of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2	Registered Holder. The Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (a “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent) for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.	TERM AND EXERCISE OF WARRANTS

3.1	Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of this Warrant Agreement, to receive from the Company the number of shares of Common Stock stated therein, at the price of $0.144 per whole share, during the Exercise Period (as defined in Section 3.2), subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement refers to the price per whole share at which Common Stock may be received at the time a Warrant is exercised. The Company may lower the Warrant Price at any time during the Exercise Period; provided, however, that any change in the Warrant Price must apply equally to all of the Warrants, and provided, further, that any reduction in Warrant Price must remain in effect for at least 20 business days.

3.2

Duration of Warrants. The Warrants may be exercised only during the period (“Exercise Period”) commencing on the listing date of the Common Stock on The New York Stock Exchange, Inc., The NYSE Amex Equities or The NASDAQ Stock Market (each, an “Eligible Market”), and terminating at 5:00 p.m., New York time on the second anniversary of the commencement of the Exercise Period (the date on which the exercise period terminates, the “Expiration Date”). The Exercise Period may commence as provided in Section 4.5 or may be extended in the limited circumstances specified below. Upon commencement of the Exercise Period, the Company shall promptly give written notice to the Registered Holders, at the last address set forth for such Registered Holders in the Warrant Register, of such commencement. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that any extension of the duration of the Warrants must apply equally to all of the Warrants.

3.3	Term and Exercise of Warrants.

3.3.1	Method of Exercise. A Registered Holder may exercise a Warrant by delivering, not later than 5:00 p.m., New York time, on any business day during the applicable Exercise Period (the “Exercise Date”) to the Warrant Agent at its corporate trust department (i) the Warrant Certificate evidencing the Warrants to be exercised, (ii) an election to purchase (“Election to Purchase”) any shares of Common Stock pursuant to the exercise of a Warrant (the “Shares”), properly completed and executed by the Registered Holder on the reverse of the Warrant Certificate, and (iii) either (A) the Warrant Price for each Warrant to be exercised and delivered pursuant to a cashless exercise by surrendering Warrants for that number of Shares equal to the quotient obtained by dividing (x) the product of the number of Shares underlying the surrendered Warrants multiplied by the difference between the Fair Market Value (defined below) and the Warrant Price by (y) the Fair Market Value, or (B) if the Common Stock is not listed on an Eligible Market and any Sale Transaction (defined herein) is consummated, the Warrant Price for each Warrant to be exercised in lawful money of the United States of America by certified or official bank check or by bank wire transfer in immediately available funds. “Fair Market Value” shall mean (i) if such Common Stock is listed on an Eligible Market, the average reported last sale price of the Common Stock on the applicable Eligible Market for the 10 trading days ending on the third trading day prior to the date on which the Election to Purchase by a holder of Warrants is sent to the Warrant Agent and (ii) if such Common Stock is not listed on an Eligible Market, the value of the Common Stock as determined in good faith by the Board of Directors of the Company.

If any of (A) the Warrant Certificate, (B) the Election to Purchase, or (C) the Warrant Price, if any, therefor, is received by the Warrant Agent after 5:00 p.m., New York time, on the specified Exercise Date, the Warrants will be deemed to be received and exercised on the Business Day next succeeding the Exercise Date. If the date specified as the Exercise Date is not a Business Day, the Warrants will be deemed to be received and exercised on the next succeeding day that is a Business Day. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the Registered Holder and the Warrant Agent. Neither the Company nor the Warrant Agent shall have any obligation to inform a Registered Holder of the invalidity of any exercise of Warrants.

The Warrant Agent shall, by 11:00 a.m. Eastern Time on the Business Day following the Exercise Date of any Warrant, advise the Company and the transfer agent and registrar in respect of (i) the Shares issuable upon such exercise as to the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (ii) the instructions of each Registered Holder with respect to delivery of the Shares issuable upon such exercise, and the delivery of definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise and (iii) such other information as the Company or such transfer agent and registrar shall reasonably require.

The Company shall, by 5:00 p.m., New York time, on the third Business Day next succeeding the Exercise Date of any Warrant, execute, issue and deliver to the Warrant Agent, the Shares to which such Registered Holder is entitled, in fully registered form, registered in the Registered Holder’s name. Upon receipt of such Shares, the Warrant Agent shall, by 5:00 p.m., New York time, on the fifth Business Day next succeeding such Exercise Date, transmit such Shares to or upon the order of the Registered Holder.

In lieu of delivering physical certificates representing the Shares issuable upon exercise, provided the Company’s transfer agent is participating in the Depository Fast Automated Securities Transfer program (or a similar program), the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Shares issuable upon exercise to the Registered Holder by crediting the account of the Registered Holder’s prime broker with the Depository Trust Company. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

The exercise of the Warrants may only be settled by delivery of Shares and the Registered Holders shall not be entitled to payment of cash in lieu of Shares (net cash settlement) upon exercise of the Warrants pursuant to the terms of this Agreement or the Warrants.

The accrual of dividends, if any, on the Shares issued upon the valid exercise of any Warrant will be governed by the terms generally applicable to the Shares. From and after the issuance of such Shares, the former holder of the Warrants exercised will be entitled to the benefits generally available to other holders of Shares and such former holder’s right to receive payments of dividends and any other amounts payable in respect of the Shares shall be governed by, and shall be subject to, the terms and provisions generally applicable to such Shares.

Warrants may be exercised only in whole numbers of Shares. No fractional Shares are to be issued upon the exercise of the Warrant. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and countersigned by the Warrant Agent as provided in Section 2 of this Agreement, and delivered to the holder of the Warrant Certificate at the address specified on the books of the Warrant Agent or as otherwise specified by such Registered Holder.

The Company shall not be required to pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of the Shares upon the exercise of Warrants; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any Shares until such tax or other charge shall have been paid or it has been established to the Company’s satisfaction that no such tax or other charge is due.

3.3.2	Limitations. Notwithstanding any provision to the contrary contained herein, the Warrants may not be exercised by any Registered Holder to the extent that upon such exercise such Registered Holder would (i) Beneficially Own or Constructively Own shares of the Company’s Common Stock in excess of 9.0% unless such Registered Holder is an investment entity in which case it is 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock unless such Registered Holder is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or (ii) Beneficially Own or Constructively Own shares of Capital Stock of the Company in excess of 9.0% unless such Registered Holder is an investment entity in which case it is 9.8% (in value or number of shares, whichever is more restrictive) of the total outstanding shares of Capital Stock of the Company, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable).

3.4	Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.5	Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4.	ADJUSTMENTS

4.1	Stock Dividends – Split-Ups. If after the date hereof, and subject to the provisions of Section 4.7 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.2

Extraordinary Dividends and Distributions. If the Company, at any time while the Warrants are outstanding, shall pay a dividend or make a distribution (including, without limitation, any distribution of other or additional stock or other securities or property or options by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) in cash, securities or other assets to the holders of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in Sections 4.1, 4.3 or 4.5, or (b) a regularly scheduled cash distribution payable out of funds from operations of the Company (which shall be computed by the Company in accordance with the April 2002 “White Paper” on funds from operation published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines funds from operations as net income attributable to common stockholders (determined in accordance with U.S. generally accepted accounting principles), excluding gains or losses from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the Fair Market Value applicable to one share of Common Stock of such Extraordinary Dividend; provided that, in the event that the amount of such adjustment reduces the Warrant Price to below zero, then in lieu of any adjustment to the Warrant Price, adequate provision shall be made so that the Registered Holder shall receive, at the time such Extraordinary Dividend is paid to the holders of the Common Stock, a pro rata share of such Extraordinary Dividend based upon the maximum number of shares of Common Stock at the time issuable to the Registered Holder (determined without regard to whether the Warrant is exercisable at such time.).

4.3	Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.7, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.4	Adjustments in Warrant Price. Whenever the number of shares of Common Stock receivable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 and 4.3 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (a) the numerator of which shall be the number of shares of Common Stock receivable upon the exercise of the Warrants immediately prior to such adjustment, and (b) the denominator of which shall be the number of shares of Common Stock so receivable immediately thereafter.

4.5

Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1, 4.2 or 4.3 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any transaction (each, a “Sale Transaction”) involving the sale or conveyance to another corporation or entity (a “Purchaser”) of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Registered Holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Registered Holder would have received if such Registered Holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4.1 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.3, 4.4 and this Section 4.5. In the case of any Sale Transaction, the Exercise Period for the Warrants (if not then commenced) shall commence and provision shall be made in connection with any such Sale Transaction to allow the Registered Holders of the Warrants to be able to exercise their Warrants following such Sale Transaction and to receive the consideration specified herein. The provisions of this Section 4.5 shall similarly apply to any successive transactions covered by this Section 4.5; provided however, that the provisions of this Section 4.5 shall not apply in connection with the transactions contemplated by the Contribution Agreement.

4.6	Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, then, in any such event, the Company shall give written notice to the Registered Holder, at the last address set forth for such Registered Holders in the Warrant Registers, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7	Form of Warrant Certificate. The form of Warrant Certificate need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant Certificate that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.	TRANSFER, EXCHANGE AND ASSIGNABILITY OF WARRANTS

5.1	Warrants Non-Transferable. The Warrants and all rights thereunder are not transferable, exchangeable or assignable without the written consent of the Company, except that (A) upon the death or disability of a Registered Holder who is a natural person or upon the bankruptcy, dissolution or other cessation of existence of a Registered Holder which is a trust, corporation, partnership or other entity, the Warrants held by such holder may, without the consent of the Company, be transferred or assigned to the personal representative (including to the estate) or authorized representative of such holder and (B) the Warrants may otherwise be transferred, exchanged or assigned without the consent of the Company in circumstances required by applicable law. Any transfer, exchange or assignment of a Warrant or any rights thereunder without the written consent of the Company (where such consent is required) shall be void ab initio. In the case of any transfers that do not require consent, the Registered Holder shall give written notice to the Company of the circumstances giving rise to such transfer and an acknowledgement by the transferee of the Warrant to comply with the terms and conditions of this Agreement.

6.	OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS

6.1	No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2	Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.3	Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.4	Listing of Common Stock. The Company shall as promptly as practicable after the date hereof use its best efforts to list the shares of Common Stock issuable upon exercise of the Warrants on an Eligible Market and to thereafter maintain such listing during the Exercise Period.

6.5	Registration. In the event the Common Stock is not listed on an Eligible Market and any Sale Transaction is consummated, then the Company shall, as a condition precedent to any Sale Transaction, require the Purchaser to agree and covenant to (1) as promptly as practicable after the date of such Sale Transaction, use its best efforts to prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement, for the registration under the Securities Act of 1933, as amended, of any shares of stock receivable by the Registered Holders that are not listed on an Eligible Market upon exercise of the Warrants after consummation of such Sale Transaction, and to take such action as is necessary, if any, to qualify for sale, in those states in which the Warrants were initially offered by the Company, such shares of stock; and (2) use its best efforts to cause the same to become effective as promptly as practicable after the date of filing and shall use its best efforts to maintain the effectiveness of such registration statement and ensure that a current prospectus is on file with the Commission until the Expiration Date.

7.	CONCERNING THE WARRANT AGENT AND OTHER MATTERS

7.1	Resignation, Consolidation, or Merger of Warrant Agent.

7.1.1

Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ prior written notice to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor warrant agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the State of Maryland for the appointment of a successor Warrant Agent at the Company’s cost.

Any successor warrant agent, whether appointed by the Company or by such court, shall be a corporation organized, existing and in good standing under the laws of the state where such entity was formed, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor warrant agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor warrant agent with like effect as if originally named as warrant agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor warrant agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor warrant agent all the authority, powers, and rights of such predecessor warrant agent hereunder; and upon request of any successor warrant agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor warrant agent all such authority, powers, rights, immunities, duties, and obligations.

7.1.2	Notice of Successor Warrant Agent. In the event a successor warrant agent shall be appointed, the Company shall give notice thereof to the predecessor warrant agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

7.1.3	Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged, converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party shall be the successor warrant agent under this Agreement without any further act.

7.2	Fees And Expenses Of Warrant Agent.

7.2.1	Remuneration. The Company agrees to pay the Warrant Agent $200 per month for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.2.2	Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.3	Liability Of Warrant Agent.

7.3.1	Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, President, Chief Financial Officer or Secretary of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.3.2	Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

7.3.3	Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

7.4	Acceptance Of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised.

8.	MISCELLANEOUS PROVISIONS

8.1	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2	Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Trade Street Residential, Inc.

19950 West Country Club Drive, Suite 800

Aventura, Florida

Attn: Bert Lopez

with a copy in each case to:

Bass, Berry & Sims PLC

100 Peabody Place, Suite 900

Memphis, TN 38103

Attention: John A. Good

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Relationship Manager

with a copy (which shall not constitute notice) to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Relationship Manager

8.3	Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without giving effect to conflict of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York. The Company hereby waives any objection to such non-exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

8.4

Amendment. This Agreement and the Warrant Certificate issued hereunder may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the Registered Holders of a majority of the then outstanding Warrants and no modification or amendment shall affect the Warrants differently from one another. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.1 and 3.2 hereof, without such consent.

8.5	Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

8.6

Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in 6201 15th Avenue, Brooklyn, New York 11219, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

8.7	Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.8	Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

[Remainder of page intentionally left blank]

[Signature Page to Warrant Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest:	TRADE STREET RESIDENTIAL, INC.

By:
Name:
Title:

Attest:	AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

Exhibit B

Trade Street Legal Opinion

1.	Due organization, valid existence and good standing

2.	Corporate power and authority

3.	Due execution and delivery

4.	Enforceability

5.	No breach

Exhibit C

Voting and Lock-Up Agreement

March     , 2012

Trade Street Property Fund I, LP

Trade Street Capital, LLC

19950 West Country Club Drive

Suite 800

Aventura, Florida 33180

Ladies and Gentlemen:

This Voting and Lock-Up Agreement (the “Agreement”) is being delivered to you in connection with a proposed transaction (the “Transaction”) to be executed among Feldman Mall Properties, Inc., a Maryland corporation (the “Company”), Feldman Equities Operating Partnership, LP (the “Operating Partnership”), Trade Street Capital, LLC (“TSC”) and Trade Street Property Fund I, LP, a Delaware limited partnership (the “Fund”) pursuant to which in exchange for the contribution of certain assets by the Fund and TSC, the Fund would receive shares of common stock, $.01 par value per share (the “Common Stock”), of the Company and TSC would receive units of limited partnership interests in the Operating Partnership, all as set forth in that certain Contribution Agreement of even date herewith among the Company, the Operating Partnership, TSC and the Fund in connection with the Transaction (the “Contribution Agreement”).

In consideration of TSC and the Fund executing the Contribution Agreement, the undersigned agrees to vote all shares of Common Stock beneficially owned (within the meaning of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder) by the undersigned FOR the Transaction and all other matters and transactions presented to the stockholders of the Company for a vote with respect to or in connection with the Transaction. In addition, the undersigned agrees that for a period of six (6) months (the “Lock-Up Period”) from and after the consummation of the Transaction, the undersigned will not, directly or indirectly, offer, pledge, sell, contract to sell, or sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or lend or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for or repayable with any shares of Common Stock, including, without limitation, units of partnership interest in the Operating Partnership (“OP Units”), whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers to another person other than the undersigned or otherwise disposes of, in whole or in part, any of the economic consequences of ownership of Common Stock, including, without limitation, OP Units, whether any of these transactions are to be settled by delivery of Common Stock, OP Units or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, pledge, sale, purchase, grant, disposition or transfer, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Fund or TSC. In addition, during the Lock-Up Period the undersigned will not make any demand for, or exercise any right with respect to, the registration of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, including, without limitation, OP Units, without the prior written consent of the Fund or TSC. For the avoidance of doubt, it is expressly agreed that nothing in this Agreement will be deemed to prohibit the undersigned from purchasing any shares of Common Stock at any time during the term of this Agreement or exercising any warrant granted to the undersigned in connection with the Transaction.

Notwithstanding the foregoing, the undersigned may transfer any shares of Common Stock, including, without limitation, OP Units, owned by him or her or any interest therein, without the prior written consent of the Fund or TSC (i) for estate-planning purposes to (x) a trust under which the distribution of the shares of Common Stock or OP Units transferred thereto may be made only to beneficiaries who are the undersigned, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants (collectively, “Permitted Family Members”), (y) a corporation the stockholders of which are only the undersigned or Permitted Family Members or (z) a partnership the partners of which are only the undersigned or Permitted Family Members or (ii) in case of the death of the undersigned, by will or by the laws of intestate succession, to his or her executors, administrators, testamentary trustees, legatees or beneficiaries (each such person to which a transfer is permitted pursuant to clauses (i) and (ii) immediately above is hereinafter referred to as a “Permitted Transferee”); provided, however, that in each such case, the shares of Common Stock and OP Units transferred shall be subject to all provisions of this agreement as though the undersigned were still the holder of such shares of Common Stock or OP Units, the Permitted Transferee must execute and deliver to TSC an agreement stating that the Permitted Transferee is receiving and holding such shares of Common Stock or OP Units in the same manner as the person making the transfer; any such transfer shall not involve a disposition for value; such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise, during the Lock-Up Period and the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers.

For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

The undersigned also agrees and consents to the entry of stop transfer instructions with the transfer agent and registrar of the Company and the Operating Partnership, as the case may be, against the transfer of such shares of Common Stock or OP Units or securities convertible into or exchangeable or exercisable for shares of Common Stock or OP Units, except in compliance with the foregoing restrictions.

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

This Agreement may be terminated at any time by a separate written termination agreement signed by all parties hereto. Notwithstanding any other provision herein to the contrary, if the lock-up provisions contained in this Agreement shall be reasonably determined by competent counsel for the Company to pose a threat to the qualification of the Company as a REIT for federal income tax purposes, then such lock-up provisions will be modified in such manner as to permit the Company’s continued qualification as a REIT.

This Agreement shall be the entire agreement between the parties and shall supersede all other prior or contemporaneous written and oral agreements with respect to the subject matter. This Agreement may be amended only by written instrument executed by all parties hereto.

This Agreement has been executed on February     , 2012 and shall be held in escrow by John Dougherty, counsel to the Company until the time of execution and delivery of the Contribution Agreement. At the time of execution and delivery of the Contribution Agreement, the undersigned authorizes John Dougherty, on behalf of the undersigned, to date this Agreement and deliver the same to TSC. If the Transaction has not been consummated by July 31, 2012, this Agreement shall terminate with no further action by either party.

Yours very truly,

Date:	Signature:

Print Name:

Exhibit D

Acquirer Legal Opinion

1.	Due organization, valid existence and good standing

2.	Corporate power and authority

3.	Due execution and delivery

4.	Enforceability

5.	No breach

6.	No shareholder approval required to consummate the transactions contemplated by the Contribution Agreement and the documents referenced therein

7.	The Issued Shares (as defined in the Contribution Agreement) have been duly authorized for issuance and sale pursuant to the Contribution Agreement, and when issued and delivered pursuant to the Contribution Agreement against payment of the consideration set forth therein, will be validly issued and fully paid and nonassessable.

[The REIT Legal Opinion will be a separate legal opinion]

Exhibit E

Assignment and Assumption Agreement for Contributed Apartment Assets

This Assignment and Assumption Agreement for Contributed Apartment Assets (the “Assignment”) is made as of the      of             , 2012, by and between                     , a                      (“Assignor”), and Trade Street Operating Partnership, LP, a Delaware limited partnership (“Assignee”), in connection with that certain Contribution Agreement dated as of April 23, 2012, by and among Trade Street Property Fund I, LP [or Assignor], Trade Street Capital, LLC, Feldman Mall Properties, Inc., Feldman Equities Operating Partnership, LP and BCOM Real Estate Fund, LLC (the “Agreement”).

1.	Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell, assign, transfer, convey and deliver the Contributed Apartment Assets to Assignee by conveying the membership interests described on Exhibit A hereof (the “Contributed Membership Interests”), free and clear of all Liens, encumbrances, security interests, prior assignments, and claims, except as set forth on Schedule 1.5 of the Trade Street Disclosure Schedule.

2.	Assumption. Assignee hereby accepts the foregoing assignment and hereby assumes, and agrees to perform, all the terms, covenants and conditions to be performed on the part of Assignor related to the Contributed Membership Interests, including, but not limited to, the assumption of, and performance under, the Existing Loan Documents, to the extent such obligations accrue from and after the Closing Date.

3.	Indemnity. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignor caused by the failure of Assignee to perform any obligation under any of the Contributed Membership Interests, including, but not limited to, the assumption of, and performance under, the Existing Loan Documents, which obligation was assumed by Assignee hereunder, first arising on or after the Closing Date. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignee caused by the failure of Assignor to perform any obligation under any of the Contributed Membership Interests, including, but not limited to, with respect to the Existing Loan Documents, first arising prior to the Closing Date.

4.	Counterparts. This Assignment may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

5.	Governing Law. This Assignment shall be governed and interpreted in accordance with the laws of the State of Maryland.

6.	Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

[Signature Page to Follow]

[Signature Page to Assignment and Assumption Agreement for Contributed Apartment Assets]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Assumption Agreement for Contributed Apartment Assets as of the date first above written.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

Trade Street Operating Partnership, LP

By: Trade Street Residential, Inc., its general partner

By:
Name:
Title:

Exhibit A

Contributed Membership Interests

Exhibit F

Assignment and Assumption Agreement for BREF Contributed Assets

This Assignment and Assumption Agreement for BREF Contributed Assets (the “Assignment”) is made as of the      of             , 2012, by and between                     , a                      (“Assignor”), and Trade Street Operating Partnership, LP, a Delaware limited partnership (“Assignee”), in connection with that certain Contribution Agreement dated as of April 23, 2012, by and among Trade Street Property Fund I, LP, Assignee, Trade Street Capital, LLC, Feldman Mall Properties, Inc., Feldman Equities Operating Partnership, LP and BCOM Real Estate Fund, LLC (the “Agreement”).

1.	Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell, assign, transfer, convey and deliver the BREF Contributed Assets to Assignee by conveying the equity interests described on Exhibit A hereof (the “Contributed Equity Interests”), free and clear of all Liens, encumbrances, security interests, prior assignments, and claims, except as set forth on Schedule 1.6 of the BREF Disclosure Schedule.

2.	Assumption. Assignee hereby accepts the foregoing assignment and hereby assumes, and agrees to perform, all the terms, covenants and conditions to be performed on the part of Assignor related to the Contributed Equity Interests, including, but not limited to, the assumption of, and performance under, the Existing BREF Loan Documents, to the extent such obligations accrue from and after the Closing Date.

3.	Indemnity. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignor caused by the failure of Assignee to perform any obligation under any of the Contributed Equity Interests, including, but not limited to, the assumption of, and performance under, the Existing BREF Loan Documents, which obligation was assumed by Assignee hereunder, first arising on or after the Closing Date. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignee caused by the failure of Assignor to perform any obligation under any of the Contributed Equity Interests, including, but not limited to, with respect to the Existing BREF Loan Documents, first arising prior to the Closing Date.

4.	Counterparts. This Assignment may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

5.	Governing Law. This Assignment shall be governed and interpreted in accordance with the laws of the State of Maryland.

6.	Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

[Signature Page to Follow]

[Signature Page to Assignment and Assumption Agreement for

BREF Contributed Assets]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Assumption Agreement for BREF Contributed Assets as of the date first above written.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

Trade Street Operating Partnership, LP

By: Trade Street Residential, Inc., its general partner

By:
Name:
Title:

Exhibit A

Contributed Equity Interests

Exhibit G

Assignment and Assumption Agreement for Contributed Post Oak JV Asset

This Assignment and Assumption Agreement for Contributed Post Oak JV Asset (the “Assignment”) is made as of the      of             , 2012, by and between Post Oak Partners, LLC, a Florida limited liability company (“Assignor”), and Trade Street Operating Partnership, LP, a Delaware limited partnership (“Assignee”), in connection with that certain Contribution Agreement dated as of April 23, 2012, by and among Trade Street Property Fund I, LP, Trade Street Capital, LLC, Feldman Mall Properties, Inc., Feldman Equities Operating Partnership, LP and BCOM Real Estate Fund, LLC (the “Agreement”).

1.	Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell, assign, transfer, convey and deliver the Contributed Post Oak JV Asset to Assignee by conveying the membership interests described on Exhibit A hereof (the “Contributed Membership Interests”), free and clear of all Liens, encumbrances, security interests, prior assignments, and claims, except as set forth on Schedule 1.5 of the Trade Street Disclosure Schedule with respect to the Post Oak Property.

2.	Assumption. Assignee hereby accepts the foregoing assignment and hereby assumes, and agrees to perform, all the terms, covenants and conditions to be performed on the part of Assignor related to the Contributed Membership Interests, including, but not limited to, the assumption of, and performance under, the Existing Loan Documents, to the extent such obligations accrue from and after the Closing Date.

3.	Indemnity. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignor caused by the failure of Assignee to perform any obligation under any of the Contributed Membership Interests, including, but not limited to, the assumption of, and performance under, the Existing Loan Documents, which obligation was assumed by Assignee hereunder, first arising on or after the Closing Date. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignee caused by the failure of Assignor to perform any obligation under any of the Contributed Membership Interests, including, but not limited to, with respect to the Existing Loan Documents, first arising prior to the Closing Date.

4.	Counterparts. This Assignment may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

5.	Governing Law. This Assignment shall be governed and interpreted in accordance with the laws of the State of Maryland.

6.	Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

[Signature Page to Follow]

[Signature Page to Assignment and Assumption Agreement for Contributed Post Oak JV Asset]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Assumption Agreement for Contributed Post Oak JV Asset as of the date first above written.

ASSIGNOR:

Post Oak Partners, LLC

By: Trade Street Residential, LLC, its manager

By:
Name:
Title:

ASSIGNEE:

Trade Street Operating Partnership, LP

By: Trade Street Residential, Inc., its general partner

By:
Name:
Title:

Exhibit A

Contributed Membership Interests

Exhibit H

Assignment and Assumption Agreement for Contributed Operating Businesses

This Assignment and Assumption Agreement for Contributed Operating Businesses (the “Assignment”) is made as of the      of             , 2012, by and between                     , a                      (“Assignor”), and Trade Street Operating Partnership, LP, a Delaware limited partnership (“Assignee”), in connection with that certain Contribution Agreement dated as of April 23, 2012, by and among Assignor, Trade Street Property Fund I, LP, Feldman Mall Properties, Inc., Feldman Equities Operating Partnership, LP and BCOM Real Estate Fund, LLC (the “Agreement”).

1.	Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell, assign, transfer, convey and deliver to Assignee the Contributed Operating Businesses free and clear of all Liens, encumbrances, security interests, prior assignments, and claims, except as set forth on Schedule 1.5 of the Trade Street Disclosure Schedule.

2.	Assumption. Assignee hereby accepts the foregoing assignment and hereby assumes, and agrees to perform, all the terms, covenants and conditions to be performed on the part of the Assignor related to the Contributed Operating Businesses to the extent such obligations accrue from and after the Closing Date.

3.	Indemnity. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignor caused by the failure of Assignee to perform any obligation under any of the Contributed Operating Businesses which obligation was assumed by Assignee hereunder, first arising on or after the Closing Date. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignee caused by the failure of Assignor to perform any obligation under any of the Contributed Operating Businesses first arising prior to the Closing Date.

4.	Counterparts. This Assignment may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

5.	Governing Law. This Assignment shall be governed and interpreted in accordance with the laws of the State of Maryland.

6.	Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

[Signature Page to Follow]

[Signature Page to Assignment and Assumption Agreement for

Contributed Operating Businesses]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Assumption Agreement for Contributed Operating Businesses as of the date first above written.

ASSIGNOR:

ASSIGNEE:

Trade Street Operating Partnership, LP

By: Trade Street Residential, Inc., its general partner

By:
Name:
Title:

Exhibit I

Registration Rights Agreement

See attached.

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [    ], 2012, is made and entered into by and among Trade Street Residential, Inc., a Maryland corporation (the “Company”), and certain persons listed on Schedule 1 hereto (such persons, in their capacity as holders of Registrable Securities, the “Holders” and each the “Holder”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Section 1 hereto.

WITNESSETH:

WHEREAS, this Agreement is made pursuant to the Contribution Agreement dated April [—], 2012 (the “Contribution Agreement”) by and among the Feldman Mall Properties, Inc., the predecessor to the Company, Feldman Equities Operating Partnership, LP, BCOM Real Estate Fund, LLC (“BREF”), Trade Street Property Fund I, LP (“Trade Street Fund”), and Trade Street Capital, LLC (“Trade Street Capital”);

WHEREAS, pursuant to the Contribution Agreement, BREF, Trade Street Fund and Trade Street Capital are contributing certain assets to a newly-formed Delaware limited partnership, Trade Street Operating Partnership, LP (the “Operating Partnership”), which is wholly owned by the Company immediately prior to the time of contribution, in exchange for shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”) and units of limited partnership interests in the Operating Partnership, which are convertible into Common Shares on a one-for-one basis after a certain time period (the “OP Units”) and shares of the Company’s Class A Preferred Stock, par value $0.01 per share (“Preferred Shares”), which are convertible into Common Shares, at the Company’s option upon certain events set forth in the Contribution Agreement; and

WHEREAS, in connection with the consummation of the transactions contemplated in the Contribution Agreement, the parties desire to enter into this Agreement in order to grant certain registration rights to the Holders as set forth below.

TERMS:

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person; (ii) any Person who, from time to time, is a member of the Immediate Family of a specified Person; (iii) any Person who, from time to time, is an officer or director or manager of a specified Person; or (iv) any Person who, directly or indirectly, is the beneficial owner of 50% or more of any class of equity securities or other ownership interests of the specified Person, or of which the specified Person is directly or indirectly the owner of 50% or more of any class of equity securities or other ownership interests.

“Agreement” shall mean this Registration Rights Agreement as originally executed and as amended, supplemented or restated from time to time.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean each day other than a Saturday, a Sunday or any other day on which banking institutions in the State of Florida are authorized or obligated by law or executive order to be closed.

“Common Shares” shall have the meaning set forth in the Recitals hereof.

“Commission” shall mean the Securities and Exchange Commission and any successor thereto.

“Company” shall have the meaning set forth in the Recitals hereof.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person through the ownership of Voting Power, by contract or otherwise.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any corresponding provision of succeeding law) and the rules and regulations thereunder.

“Operating Partnership” shall have the meaning set forth in the Recitals hereof.

“Holder” shall mean each holder of the Common Shares and/or OP Units listed in Schedule 1 hereto, in his, her or its capacity as a holder of Registrable Securities. For purposes of this Agreement, the Company may deem and treat the registered holder of a Registrable Security as the Holder and absolute owner thereof, unless notified to the contrary in writing by the registered Holder thereof.

“OP Units” shall have the meaning set forth in the Recitals hereof.

“Person” shall mean any individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other governmental or legal entity.

“Registrable Securities” shall mean (i) the Common Shares, including the Common Shares that may be acquired by the Holders in connection with the exercise by such Holders of the exchange rights associated with the OP Units and/or the Preferred Shares and (ii) are of a class of securities that are listed for trading on a national securities exchange. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such Registrable Securities shall have become effective under the Securities Act and all such Registrable Securities shall have been disposed of in accordance with such registration statement, (B) such Registrable Securities shall have been sold in accordance with Rule 144 (or any successor provision) under the Securities Act, (C) such Registrable Securities become eligible to be publicly sold without limitation as to amount or manner of sale pursuant to Rule 144(d) (or any successor provision) under the Securities Act, (D) such Registrable Securities are otherwise transferred and such securities may be resold without subsequent registration under the Securities Act or (E) such Registrable Securities have ceased to be outstanding.

“Registration Expenses” shall mean (i) the fees and disbursements of counsel and independent public accountants for the Company incurred in connection with the Company’s performance of or compliance with this Agreement, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and any premiums and other costs of policies of insurance obtained by the Company against liabilities arising out of the sale of any securities and (ii) all registration, filing and stock exchange fees, all fees and expenses of complying with securities or “blue sky” laws, all fees and expenses of custodians, transfer agents and registrars, all printing expenses, messenger and delivery expenses and any fees and disbursements of one common counsel retained by a majority of the Registrable Securities; provided, however, “Registration Expenses” shall not include any out-of-pocket expenses of the Holders, transfer taxes, underwriting or brokerage commissions or discounts associated with effecting any sales of Registrable Securities that may be offered, which expenses shall be borne by each Holder of Registrable Securities on a pro rata basis with respect to the Registrable Securities so sold.

“Securities Act” shall mean the Securities Act of 1933, as amended (or any successor corresponding provision of succeeding law), and the rules and regulations thereunder.

“Shelf Registration Statement” shall have the meaning set forth in Section 2(a) hereof.

“Stand-Off Period” shall have the meaning set forth in Section 6 hereof.

“Voting Power” shall mean voting securities or other voting interests ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of board members or Persons performing substantially equivalent tasks and responsibilities with respect to a particular entity.

Section 2. Shelf Registrations.

a. Shelf Registration. The Company agrees to use commercially reasonable efforts to file with the Commission no later than [14] months from the date that the Company’s Form 10 is declared effective by the Commission and during a period of time that the issuer of the Registrable Securities is eligible to use Form S-3 (or any similar or successor form), a registration statement under the Securities Act on Form S-3 (or any similar or successor form) for the offering on a continuous or delayed basis in the future covering resales of the Registrable Securities (the “Shelf Registration Statement”), and will use commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable thereafter. The Shelf Registration Statement shall be on an appropriate form and the registration statement and any form of prospectus included therein (or prospectus supplement relating thereto) shall reflect the plan of distribution or method of sale as the Holders may from time to time notify the Company.

b. Effectiveness. The Company shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective for the period beginning on the date on which the Shelf Registration Statement is declared effective and ending on the date that all of the Registrable Securities registered under the Shelf Registration Statement cease to be Registrable Securities. During the period that the Shelf Registration Statement is effective, the Company shall supplement or make amendments to the Shelf Registration Statement, if required by the Securities Act or if reasonably requested by the Holders (whether or not required by the form on which the securities are being registered), including to reflect any specific plan of distribution or method of sale, and shall use its commercially reasonable efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

Section 3. Black-Out Periods.

Notwithstanding anything herein to the contrary, the Company shall have the right, exercisable from time to time by delivery of a notice authorized by the Board, on not more than two occasions in any 12-month period, to require the Holders not to sell pursuant to a registration statement or similar document under the Securities Act filed pursuant to Section 2 or to suspend the effectiveness thereof if at the time of the delivery of such notice, the Board has considered a plan to engage no later than 60 days following the date of such notice in a firm commitment underwritten public offering or if the Board has reasonably and in good faith determined that such registration and offering, continued effectiveness or sale would materially interfere with any material transaction involving the Company; provided, however, that in no event shall the black-out period extend for more than 90 days in the aggregate during any 12-month period. The Company, as soon as practicable, shall (i) give the Holders prompt written notice in the event that the Company has suspended sales of Registrable Securities pursuant to this Section 3. (ii) give the Holders prompt written notice of the completion of such offering or material transaction and (iii) promptly file any amendment necessary for any registration statement or prospectus of the Holders in connection with the completion of such event.

Each Holder agrees by acquisition of the Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in this Section 3, such Holder will forthwith discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Holder’s receipt of the notice of completion of such event.

Section 4. Registration Procedures.

a. In connection with the filing of any registration statement as provided in this Agreement, the Company shall use commercially reasonable efforts to, as expeditiously as reasonably practicable:

(i) prepare and file with the Commission the requisite registration statement (including a prospectus therein and any supplement thereto) to effect such registration and use its commercially reasonable efforts to cause such registration statement to become effective; provided, however, that before filing such registration statement or any amendments or supplements thereto, the Company will furnish copies of all such documents proposed to be filed to counsel for the sellers of Registrable Securities covered by such registration statement and provide reasonable time for such sellers and their counsel to comment upon such documents if so requested by a Holder;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the period in which such registration statement is required to be kept effective;

(iii) furnish to each Holder of the securities being registered, without charge, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits) other than those which are being incorporated into such registration statement by reference, such number of copies of the prospectus contained in such registration statements (including each complete prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act in conformity with the requirements of the Securities Act, and such other documents, including documents incorporated by reference, as the Holders may reasonably request;

(iv) register or qualify all Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the Holders and the underwriters of the securities being registered, if any, shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdiction of the securities owned by the Holders, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign company or to register as a broker or dealer in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(a)(iv), or to consent to general service of process in any such jurisdiction, or to be subject to any material tax obligation in any such jurisdiction where it is not then so subject;

(v) immediately notify the Holders at any time when the Company becomes aware that a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and, at the request of the Holders, promptly prepare and furnish to the Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi) comply or continue to comply in all material respects with the Securities Act and the Exchange Act and with all applicable rules and regulations of the Commission thereunder so as to enable any Holder to sell its Registrable Securities pursuant to Rule 144 promulgated under the Securities Act, as further agreed to in Section 6 hereof;

(vii) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(viii) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(ix) cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any Securities Act legend; and enable certificates for such Registrable Securities to be issued for such number of shares and registered in such names as the Holders may reasonably request in writing at least two Business Days prior to any sale of Registrable Securities;

(x) list all Registrable Securities covered by such registration statement on any securities exchange or national quotation system on which any such class of securities is then listed or quoted and cause to be satisfied all requirements and conditions of such securities exchange or national quotation system to the listing or quoting of such securities that are reasonably within the control of the Company including, without limitation, registering the applicable class of Registrable Securities under the Exchange Act, if appropriate, and using commercially reasonable efforts to cause such registration to become effective pursuant to the rules of the Commission;

(xi) in connection with any sale, transfer or other disposition by any Holder of any Registrable Securities pursuant to Rule 144 promulgated under the Securities Act cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold and not bearing any Securities Act legend, and enable certificates for such Registrable Securities to be for such number of shares and registered in such name as the Holders may reasonably request in writing at least three Business Days prior to any sale of Registrable Securities;

(xii) notify each Holder, promptly after it shall receive notice thereof, of the time when such registration statement, or any post-effective amendments to the registration statement, shall have become effective, or a supplement to any prospectus forming part of such registration statement has been filed or when any document is filed with the Commission which would be incorporated by reference into the prospectus;

(xiii) notify each Holder of any request by the Commission for the amendment or supplement of such registration statement or prospectus for additional information; and

(xiv) advise each Holder, promptly after it shall receive notice or obtain knowledge thereof, of (A) the issuance of any stop order, injunction or other order or requirement by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and use all commercially reasonable efforts to prevent the issuance of any stop order, injunction or other order or requirement or to obtain its withdrawal if such stop order, injunction or other order or requirement should be issued, (B) the suspension of the registration of the subject shares of the Registrable Securities in any state jurisdiction and (C) the removal of any such stop order, injunction or other order or requirement or proceeding or the lifting of any such suspension.

b. In connection with the filing of any registration statement covering Registrable Securities, each Holder shall furnish in writing to the Company such information regarding such Holder (and any of its Affiliates), the Registrable Securities to be sold, the intended method of distribution of such Registrable Securities and such other information requested by the Company as is necessary or advisable for inclusion in the registration statement relating to such offering pursuant to the Securities Act. Such writing shall expressly state that it is being furnished to the Company for use in the preparation of a registration statement, preliminary prospectus, supplementary prospectus, final prospectus or amendment or supplement thereto, as the case may be.

Each Holder agrees by acquisition of the Registrable Securities that: (i) upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(a)(v), such Holder will forthwith discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(a)(v); (ii) upon receipt of any notice from the Company of the happening of any event of the kind described in clause (A) of Section 4(a)(xiv), such Holder will discontinue its disposition of Registrable Securities pursuant to such registration statement until such Holder’s receipt of the notice described in clause (C) of Section 4(a)(xiv); and (iii) upon receipt of any notice from the Company of the happening of any event of the kind described in clause (B) of Section 4(a)(xiv), such Holder will discontinue its disposition of Registrable Securities pursuant to such registration statement in the applicable state jurisdiction(s) until such Holder’s receipt of the notice described in clause (C) of Section 4(a)(xiv).

Section 5. Indemnification.

a. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder, its partners, officers, directors, trustees, stockholders, employees, agents and investment advisers, and each Person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act, together with the partners, officers, directors, trustees, stockholders, employees, agents and investment advisers of such controlling person, against any losses, claims, damages, and expenses (including, without limitation, reasonable attorneys’ fees), joint or several, to which the Holders or any such indemnitees may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered and sold under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or any violation of the Securities Act or state securities laws or rules thereunder by the Company relating to any action or inaction by the Company in connection with such registration, and the Company will reimburse each Holder for any reasonable legal or any other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceedings; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by any Holder specifically stating that it is for use in the preparation thereof; and provided, further, that the Company shall not be liable to the Holders or any other Person who controls such Holder within the meaning of the Securities Act or the Exchange Act in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such Person’s failure to send or give a copy of the final prospectus or supplement to the Persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such final prospectus or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holders or any such controlling Person and shall survive the transfer of such securities by the Holders.

b. Indemnification by the Holders. Each Holder agrees to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5(a)) the Company, each member of the Board, each officer, employee, agent and investment adviser of the Company and each other Person, if any, who controls any of the foregoing within the meaning of the Securities Act or the Exchange Act, with respect to any untrue statement or alleged untrue statement of a material fact in or omission or alleged omission to state a material fact from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Holder regarding such Holder giving such indemnification specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such Board member, officer, employee, agent, investment adviser or controlling Person and shall survive the transfer of such securities by any Holder. The obligation of a Holder to indemnify will be several and not joint, among the Holders of Registrable Securities and the liability of each such Holder of Registrable Securities will be in proportion to and limited in all events to the net amount received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

c. Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraphs of this Section 5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 5, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to assume the defense thereof, for itself, if applicable, together with any other indemnified party similarly notified, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof.

d. Indemnification Payments. To the extent that the indemnifying party does not assume the defense of an action brought against the indemnified party as provided in Section 5(c), the indemnified party (or parties if there is more than one) shall be entitled to the reasonable legal expenses of common counsel for the indemnified party (or parties). In such event, however, the indemnifying party will not be liable for any settlement effected without the written consent of such indemnifying party, which consent shall not be unreasonably withheld. The indemnification required by this Section 5 shall be made by periodic payments of the amount thereof during the course of an investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred. The indemnifying party shall not settle any claim without the consent of the indemnified party unless such settlement involves a complete release of such indemnified party without any admission of liability by the indemnified party.

e. Contribution. If, for any reason, the foregoing indemnity is unavailable, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of the expense, loss, damage or liability, (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other (determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission) or (ii) if the allocation provided by subclause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in the proportion as is appropriate to reflect not only the relative fault of the indemnifying party and the indemnified party, but also the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, as well as any other relevant equitable considerations. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation, and the liability for contribution of each Holder of Registrable Securities will be in proportion to and limited in all events to the net amount received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

Section 6. Market Stand-Off Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, directly or indirectly sell, offer to sell (including without limitation any short sale), grant any option or otherwise transfer or dispose of any Registrable Securities (other than to donees or partners of the Holder who agree to be similarly bound) within seven days prior to and for up to 90 days following the effective date of a registration statement of the Company filed under the Securities Act or the date of an underwriting agreement with respect to an underwritten public offering of the Company’s securities (the “Stand-Off Period”); provided, however, that:

a. with respect to the Stand-Off Period, such agreement shall not be applicable to the Registrable Securities to be sold on the Holder’s behalf to the public in an underwritten offering pursuant to such registration statement;

b. all executive officers and directors of the Company then holding Common Shares of the Company shall enter into similar agreements;

c. the Company shall use commercially reasonable efforts to obtain similar agreements from each 5% or greater shareholder of the Company; and

d. the Holders shall be allowed any concession or proportionate release allowed to any (i) officer, (ii) director or (iii) other 5% or greater shareholder of the Company that entered into similar agreements.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the Registrable Securities subject to this Section 6 and to impose stop transfer instructions with respect to the Registrable Securities and such other Common Shares of each Holder (and the Common Shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Section 7. Covenants Relating To Rule 144. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 (or any successor form), the Company shall use its best efforts to file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as any Holder may reasonably request. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

Section 8. Miscellaneous.

a. Termination; Survival. This Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities outstanding; provided, that the obligations of the parties under Section 5 and paragraphs (d), (e) and (g) of this Section 8 shall survive the termination of this Agreement.

b. Expenses. All Registration Expenses incurred in connection with any Shelf Registration under Section 2 shall be borne by the Company, whether or not any registration statement related thereto becomes effective.

c. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.

d. Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. The parties consent to the exclusive jurisdiction of the United States District Court for the Southern District of Florida in connection with any civil action concerning any controversy, dispute or claim arising out of or relating to this Agreement, or any other agreement contemplated by, or otherwise with respect to, this Agreement or the breach hereof, unless such court would not have subject matter jurisdiction thereof, in which event the parties consent to the jurisdiction of the State of Florida. The parties hereby waive and agree not to assert in any litigation concerning this Agreement the doctrine of forum non conveniens.

e. Waiver Of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

f. Prior Agreement; Construction; Entire Agreement. This Agreement, including the exhibits and other documents referred to herein (which form a part hereof), constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, and all such prior agreements and understandings are merged herein and shall not survive the execution and delivery hereof.

g. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service or be telecopier and shall be deemed given when so delivered by hand or, if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), addressed as follows:

If to the Holder:	To the address indicated for such Holder in Schedule 1 hereto.

If to the Company:	Trade Street Residential, Inc.

Attention:
Facsimile:
with a copy to:

Attention:
Facsimile:

h. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Holder may assign its rights hereunder to any purchaser or transferee of Registrable Securities; provided, that such purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as an Holder whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of an Holder herein and had originally been a party hereto.

i. Headings. Headings are included solely for convenience of reference and if there is any conflict between headings and the text of this Agreement, the text shall control.

j. Amendments And Waivers. The provisions of this Agreement may be amended or waived at any time only by the written agreement of the Company and the Holders of a majority of the Registrable Securities; provided, however, that the provisions of this Agreement may not be amended or waived without the consent of the Holders of all the Registrable Securities adversely affected by such amendment or waiver if such amendment or waiver adversely affects a portion of the Registrable Securities but does not so adversely affect all of the Registrable Securities; provided, further, that the provisions of the preceding provision may not be amended or waived except in accordance with this sentence. Any waiver, permit, consent or approval of any kind or character on the part of any such Holders of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Company.

k. Interpretation; Absence Of Presumption. For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, paragraph or other references are to the Sections, paragraphs, or other references to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive and (v) provisions shall apply, when appropriate, to successive events and transactions.

This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instruments to be drafted.

l. Severability. If any provision of this Agreement shall be or shall be held or deemed by a final order by a competent authority to be invalid, inoperative or unenforceable, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Agreement shall be construed as if such invalid, inoperative or unenforceable provision had never been contained herein so as to give full force and effect to the remaining such terms and provisions.

m. Specific Performance; Other Rights. The parties recognize that various other rights rendered under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to them at law or in equity, have the right to enforce the rights under this Agreement by actions for injunctive relief and specific performance.

n. Further Assurances. In connection with this Agreement, as well as all transactions and covenants contemplated by this Agreement, each party hereto agrees to execute and deliver or cause to be executed and delivered such additional documents and instruments and to perform or cause to be performed such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions and covenants contemplated by this Agreement.

o. No Waiver. The waiver of any breach of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

p. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of the date first written above.

TRADE STREET RESIDENTIAL, INC., a Maryland corporation

By:
Name:
Title:

HOLDERS

Schedule 1

The Holders

Name of the Holder	Number of Common Shares Held	Number of OP Units Held	Address of the Holder

List of Schedules

Acquirer Disclosure Schedules

Schedule 3.1(a) – Organization; Authority
Schedule 3.1(d) – Capitalization
Schedule 3.1(g) – Litigation
Schedule 3.1(h) – Non-Contravention of Existing Instruments; Compliance with Laws
Schedule 3.1(i) – Tax Law Compliance
Schedule 3.1(k) – Insurance
Schedule 3.1(m) – Financial Statements
Schedule 3.1(n) – Absence of Undisclosed Liabilities
Schedule 3.1(o) – Acquirer Plans
Schedule 3.1(q) – Material Contracts
Schedule 4.1 – Conduct of Business by Acquirer and the Operating Partnership

Trade Street Disclosure Schedules

Schedule A – Companies and Contributed Apartment Assets
Schedule B – Properties
Schedule C – Contributed Operating Businesses
Schedule D – Contributed Operating Businesses Contracts
Schedule 1.5 – Existing Loans
Schedule 3.2(a) – Organization; Authority
Schedule 3.2(e) – Title
Schedule 3.2(f) – Properties
(f)(A) – Liens
(f)(C) – Americans with Disabilities Act
(f)(J) – Environmental Matters
Schedule 3.2(i) – Compliance with Laws
Schedule 3.2(n) – Conflicts of Interest
Schedule 3.2(p) – Absence of Undisclosed Liabilities
Schedule 4.3 – Conduct of Business by Trade Secret Fund, Trade Secret Capital and the Companies

BREF Disclosure Schedules

Schedule A – Development Companies and Contributed Development Assets
Schedule B – Development Properties
Schedule C – BREF Apartment Company and BREF Apartment Property
Schedule 1.6 – Existing BREF Loans
Schedule 3.3(a) – Organization; Authority
Schedule 3.3(e) – Title
Schedule 3.3(f) – Properties
(f)(A) – Liens
(f)(C) – Americans with Disabilities
(f)(J) – Environmental Matters
Schedule 3.3(i) – Existing BREF Loans
Schedule 3.3(j) – Conflicts of Interest
Schedule 3.3(k) – Compliance with Laws
Schedule 3.3(n) – Absence of Undisclosed Liabilities

List of Exhibits

Exhibit A – Warrant
Exhibit B – Trade Street Legal Opinion
Exhibit C – Voting and Lock-Up Agreement
Exhibit D – Acquirer Legal Opinion
Exhibit E – Assignment and Assumption Agreement for Contributed Apartment Assets
Exhibit F – Assignment and Assumption Agreement for BREF Contributed Assets
Exhibit G – Assignment and Assumption Agreement for Contributed Post Oak JV Asset
Exhibit H – Assignment and Assumption Agreement for Contributed Operating Businesses
Exhibit I – Registration Rights Agreement